Exhibit 10.34

FORBEARANCE AGREEMENT

This Forbearance Agreement (as amended, supplemented or otherwise modified from time to time, “Agreement”) is entered into as of the 26th day of August, 2002, by and among Peregrine Systems, Inc., a Delaware corporation (“Peregrine”), and each of its Subsidiaries on the signature pages hereto (Peregrine, together with such Subsidiaries, each, a “Peregrine Party,” collectively, the “Peregrine Parties”), Fleet Business Credit, LLC, a Delaware limited liability company, as successor to Sanwa Business Credit Corporation (“Fleet”), Wells Fargo HSBC Trade Bank, N.A., a national banking association (the “Trade Bank”), and Silicon Valley Bank, a California state bank (“SVB”; together with Fleet and the Trade Bank, each, a “Purchaser”, collectively “Purchasers”), and Fleet, as agent for the Purchasers (in such capacity, together with its successors in such capacity, “Purchaser Agent”). This Agreement is made with reference to the following facts which each of the parties hereto acknowledges to be true and correct:

A.                                   Peregrine and certain of the other Peregrine Parties are currently obligated to the Purchasers pursuant to their respective Purchase Documents (as defined below). Such Peregrine Parties have defaulted on the Purchase Documents and desire, inter alia: (i) to repay the Purchase Obligations (as defined below) in accordance with the terms set forth in the Purchase Documents as modified by this Agreement; and (ii) that the Purchasers temporarily forbear from exercising their rights and remedies as to any Existing Default (as hereinafter defined) under the Purchase Documents.

B.                                     The Purchasers are willing to temporarily forbear from exercising their respective rights and remedies as to any Existing Default only in accordance with the terms and conditions set forth in this Agreement.

C.                                     IT IS THE INTENT OF THE PARTIES HERETO THAT THIS AGREEMENT ADDRESS THE DEBTS AND/OR OBLIGATIONS OF THE PEREGRINE PARTIES TO PURCHASERS THAT ARE FULLY DESCRIBED HEREIN OR THAT ARISE UNDER OR IN CONNECTION WITH THE PURCHASE DOCUMENTS. THIS AGREEMENT DOES NOT PERTAIN TO ANY OTHER INDEBTEDNESS AND/OR OBLIGATIONS OF ANY PEREGRINE PARTY (OR ANY OTHER PERSONS) TO ANY PURCHASER NOT SPECIFICALLY ADDRESSED IN THIS AGREEMENT. ALL TERMS AND PROVISIONS OF ANY AGREEMENTS (INCLUDING, BUT NOT LIMITED TO, THE PURCHASE DOCUMENTS) BETWEEN ANY PEREGRINE PARTY, ON THE ONE HAND, AND ANY PURCHASER, ON THE OTHER HAND, NOT SPECIFICALLY MODIFIED HEREIN, SHALL REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR ORIGINAL TERMS.

NOW, THEREFORE, in consideration of: (i) the above recitals and the mutual promises contained in this Agreement; (ii) the execution of this Agreement and all documents, instruments and agreements required to be executed in accordance with this Agreement; (iii) the satisfaction of all Conditions Precedent set forth in Section VII below; and (iv) for other and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

I.                                         Defined Terms.

A.  All capitalized terms not otherwise defined in this Agreement shall, as to each Purchaser, have the meanings given for said terms in such Purchaser’s Purchase Documents as hereinafter defined.

B.  As used herein, the following terms shall have the following definitions:

“Acceptable Plan of Reorganization” means a plan of reorganization of Peregrine in a Chapter 11 Proceeding that treats the claims of each Purchaser on the same terms and conditions in all material respects as set forth in this Agreement (provided that such Plan may include a waiver of the Existing Defaults on a post-effective-date basis).

“Aggregate Proceeds” shall mean, with respect to any Disposition by any Peregrine Party or any of their respective Subsidiaries, the sum of (a) the aggregate cash or cash equivalents received by such Peregrine Party or such Subsidiary, (b) the face value of any promissory notes received by such Peregrine Party or such Subsidiary, (c) the market value of any publicly traded, readily marketable securities received by such Peregrine Party or such Subsidiary, and (d) the value (as mutually agreed by Purchasers and the Peregrine Parties in good faith) of all other consideration received by such Peregrine Party or such Subsidiary.

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Bankruptcy Court” shall mean any bankruptcy court in which any proceeding under the Bankruptcy Code may be commenced by, or against, any Peregrine Party.

“Business Day” means any weekday that commercial banks in general are open for the transaction of commercial banking business in California and Illinois, and that each Purchaser is open for business at its principal place of business.

“Canadian Guaranty” means, collectively, one or more guarantees executed and delivered by the Canadian Peregrine Parties in favor of Purchaser Agent, in form and substance reasonably satisfactory to Purchasers, as such agreements may be amended, supplemented or modified from time to time.

“Canadian Peregrine Parties” means Peregrine Systems of Canada, Inc., a corporation organized under the laws of Canada, Peregrine Nova Scotia Company, a Nova Scotia unlimited liability company, Peregrine Systems Ltd., a corporation organized under the laws of Ontario, Peregrine Ottawa Nova Scotia Company, a Nova Scotia unlimited liability company, Peregrine Networks Canada Inc., a corporation organized under the laws of Canada, Loran International Technologies Inc., a corporation organized under the laws of Canada, Loran Network Systems Inc., a corporation organized under the laws of Canada, Remedy Canada Ltd., a corporation organized under the laws of Ontario, Extricity (Canada) Corp., a Nova Scotia unlimited liability company and “Canadian Peregrine Party” means any one of them.

“Canadian Security Agreement” means, collectively, one or more security agreements executed and delivered by Canadian Peregrine Parties in favor of Purchaser Agent, in form and substance reasonably satisfactory to Purchasers, as such agreements may be amended, supplemented or modified from time to time.

“Canadian Security Documents” means, collectively, such instruments, agreements, and documents governed by the laws of Canada or any political subdivision thereof, as Purchasers may require in order to secure the obligations of Canadian Peregrine Parties, including the Canadian Security Agreement, the Hypothec, and the Canadian Guaranty, in each case, as may be amended, supplemented or modified from time to time.

“Chapter 11 Proceeding” means any proceeding under Chapter 11 of the Bankruptcy Code commenced by or against any Person.

“Code” means the Uniform Commercial Code as in effect in the State of California from time to time.

“Collateral” means all present and future assets of any Peregrine Party securing all or any portion of the Purchase Obligations or the obligations of the Peregrine Parties under this Agreement or the other Forbearance Documents.

“Copyright Security Agreement” means, collectively, one or more copyright security agreements executed and delivered by Purchaser Agent and each Peregrine Party that owns any interest in copyrights, the form and substance of which are reasonably satisfactory to Purchasers, as such agreements may be amended, supplemented or modified from time to time.

“Disposition” means any sale or other disposition by any Person of any of such Person’s assets (including, without limitation, any sale or other disposition of the Stock in any of such Person’s Subsidiaries) other than Excluded Dispositions.

“Effective Date” shall have the meaning ascribed therein in Section VII of this Agreement.

“Excluded Dispositions” means (a) sales or other dispositions by any Peregrine Party or any of its Subsidiaries of equipment that is substantially worn, damaged, obsolete or no longer usable by such Peregrine Party or such Subsidiary in the ordinary course of business, (b) sales by any Peregrine Party or its Subsidiaries of inventory to buyers in the ordinary course of business, (c) the use or transfer of money or cash equivalents by any Peregrine Party or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Forbearance Documents, and (d) the licensing by any Peregrine Party or its Subsidiaries of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business consistent with historical practices.

“Existing Defaults” shall have the meaning ascribed thereto in Section II.B. of this Agreement.

“Filing Date” shall mean, with respect to any Chapter 11 Proceeding filed by or against any Peregrine Party, the date on which the petition is filed with the Bankruptcy Court with respect thereto.

“Fleet Purchase Documents” means those agreements, instruments and documents set forth on Schedule B attached hereto relative to the purchase by Fleet of certain accounts and payments from Peregrine, as the same may be amended, supplemented or otherwise modified from time to time.

“Forbearance Documents” means this Agreement, the Peregrine Party Guaranty, the Peregrine Party Security Agreement, the Canadian Guaranty, the Canadian Security Agreement, the Hypothec, the other Canadian Security Documents, the Copyright Security Agreement, the Intercreditor Agreement, the Patent Security Agreement, the Intercompany Subordination Agreement, the Promissory Notes, and any other agreement, instrument or document entered into between any Peregrine Party and any Purchaser or executed by any Peregrine Party in connection with this Agreement, in each case, as may be amended, supplemented or modified from time to time.

“Hypothec” means the security document made by one or more of the Canadian Peregrine Parties in favor of Purchaser Agent, in form and substance (including being governed by the laws of Quebec) reasonably satisfactory to Purchasers, as may be amended, supplemented or modified from time to time.

“Indebtedness” means, with respect to any person (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of such Person secured by a lien or security interest on any assets of such Person (other than purchase money indebtedness or equipment leases, to the extent such indebtedness does not exceed the purchase price of the asset securing such indebtedness), (d) all obligations or liabilities of others secured by a security interest or lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, unless such security interest or lien is expressly subordinated to the Purchaser Agent Liens, and (e) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any Indebtedness of any other Person. Ordinary course account payables of a person not subject to extraordinary payment terms and not evidenced by a note or deferred repayment agreement shall not be included as “Indebtedness” of such Person.

“Indenture” means the Indenture dated as of November 14, 2000, between Peregrine and the Indenture Trustee.

“Indenture Trustee” means State Street Bank and Trust Company, N.A.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by the Peregrine Parties and Purchaser Agent, the form and substance of which is reasonably satisfactory to the Purchasers, as may be amended, supplemented or modified from time to time.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, among the Purchasers and the Lender Group Agent, and any other agreement between the Purchasers and any subsequent secured lender to any Peregrine Party relative to the relative priorities of the Purchaser Agent Liens and the liens of such subsequent secured lender, in each case, as may be amended, supplemented or modified from time to time.

“Interpurchaser Agreement” means that certain Interpurchaser Agreement, dated as of the date hereof, among the Purchasers, as may be amended, supplemented or modified from time to time.

“Lender Group” means the “Lender Group” as defined in the Lender Group Credit Agreement as in effect on the date hereof.

“Lender Group Agent” means Foothill Capital Corporation, in its capacity as arranger and administrative agent under the Lender Group Credit Agreement, together with any successors in such capacity.

“Lender Group Credit Agreement” means that certain Loan and Security Agreement, dated as of June 12, 2002, among Peregrine, the Subsidiaries of Peregrine that are signatories thereto, the lenders signatory thereto, and Lender Group Agent, as amended by that certain Amendment Number 1 to Loan and Security Agreement, dated as of June 21, 2002, and as otherwise amended, supplemented or modified from time to time.

“Lender Group Loan Documents” means the “Loan Documents” as defined in the Lender Group Credit Agreement.

“Lender Group Obligations” means the liabilities and obligations of the Peregrine Parties to the Lender Group under the Lender Group Loan Documents.

“Material Adverse Change” shall have the meaning ascribed thereto in the Lender Group Credit Agreement as in effect on the date hereof.

“Maturity Date” shall mean July 31, 2006.

“Monetary Default” shall mean any failure by any Peregrine Party to pay any amount (whether of principal, interest or otherwise) owing by such Peregrine Party to any Purchaser when and as such amount shall be due after giving effect to any applicable cure periods, but excluding any Existing Default.

“Net Available Proceeds” means: (a) with respect to any Disposition by any Peregrine Party or any Subsidiary of any Peregrine Party after the Effective Date, an amount (but in no event less than $0) equal to the result of (i) the Net Cash Proceeds received by such Peregrine Party or such Subsidiary from such Disposition, plus (ii) the aggregate amount of Net Cash Proceeds received by the Peregrine Parties or any of their respective Subsidiaries from other Dispositions after the Effective Date, plus (iii) the aggregate amount of Indebtedness incurred by the Peregrine Parties or any of their respective Subsidiaries after the Effective Date (without regard to any repayments thereof other than repayments of Indebtedness (excluding Indebtedness owing under the Lender Group Credit Agreement) of any Peregrine Party or any Subsidiary Party made contemporaneously with incurring, and out of the proceeds of, Indebtedness subsequently incurred by such Peregrine Party or such Subsidiary) plus (iv) the then outstanding balance owing by the Peregrine Parties under the Lender Group Credit Agreement to the extent that it remains outstanding after giving effect to such Disposition, minus (v) $184,000,000; and (b) without duplication with respect to any Net Cash Proceeds of incurred Indebtedness included under clause (a), with respect to any Indebtedness incurred by any Peregrine Party or any Subsidiary of any Peregrine Party after the Effective Date, an amount (but in no event less than $0) equal to the result of (i) the amount of such Indebtedness (net of the aggregate amount of Indebtedness (excluding Indebtedness owing under the Lender Group Credit Agreement) of such Peregrine Party or such Subsidiary repaid contemporaneously with incurring, and out of the proceeds of such Indebtedness), plus (ii) the aggregate amount of all other Indebtedness incurred by the Peregrine Parties or any of their respective Subsidiaries after the Effective Date (without regard to any repayments thereof other than repayments of Indebtedness (excluding Indebtedness owing under the Lender Group Credit Agreement) of any Peregrine Party or Subsidiary of any Peregrine Party made contemporaneously with such party incurring, and out of the proceeds of, Indebtedness subsequently incurred by such Peregrine Party or such Subsidiary), plus (iii) the aggregate Net Cash Proceeds received by the Peregrine Parties or any of their respective Subsidiaries in Dispositions occurring after the Effective Date plus (iv) the then outstanding balance owing by the Peregrine Parties under the Lender Group Credit Agreement to the extent that it remains outstanding after giving effect to incurrence of Indebtedness and application of the proceeds thereof, minus (v) $184,000,000.

“Net Cash Proceeds” means, with respect to any Disposition, the total cash consideration received by the Person selling or otherwise disposing of its assets net of customary and reasonable fees and expenses paid by such Person in such Disposition and, with respect to any Disposition of assets other than Stock, net of any purchase money indebtedness owing by such Person with respect to such assets to the extent repaid by such Person in connection with such Disposition.

“New Event of Default” shall have the meaning set forth in Section IX hereof.

“Notes” means Peregrine’s $270,000,000 of 5-1/2% Convertible Subordinated Notes due 2007 issued pursuant to the Indenture, together with any other instruments issued, or other payment obligations incurred, by any Peregrine Party in full or partial satisfaction thereof.

“Past Due Purchase Obligations” means, with respect to each Purchaser, as of any date of determination thereof, the aggregate amount of Purchase Obligations owing to such Purchaser that, as of such date of determination, are due and payable by Peregrine or any other Peregrine Party to such Purchaser and have not then been paid to such Purchaser.

“Patent Security Agreement” means, collectively, one or more patent security agreements executed and delivered by any Peregrine Party that owns any interest in any patents and Purchaser Agent, the form and substance of which are reasonably satisfactory to Purchasers, as such agreements may be amended, supplemented or modified from time to time.

“Peregrine Party Guaranty” means, collectively, one or more guarantees executed and delivered by the Peregrine Parties in favor of Purchaser Agent, in form and substance reasonably satisfactory to Purchasers, as such agreements may be amended, supplemented or modified from time to time.

“Peregrine Party Security Agreement” means, collectively, one or more security agreements executed and delivered by the Peregrine Parties in favor of Purchaser Agent, in form and substance reasonably satisfactory to Purchasers, as such agreements may be amended, supplemented or modified from time to time.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether it is a legal entity, and any government and any agency and any political subdivision thereof.

“Promissory Note” means, with respect to each Purchaser, collectively, one or more promissory notes, in form and substance reasonably satisfactory to such Purchaser, evidencing the Past Due Purchase Obligations owing to such Purchaser by each Peregrine Party.

“Purchase Documents” means the Fleet Purchase Documents, the SVB Purchase Documents, and the Trade Bank Purchase Documents.

“Purchase Obligations” means all debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities, obligations, fees, charges, costs, reimbursable expenses of the Purchasers or Purchaser Agent (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), guaranties, covenants, and duties of any kind and description owing by the Peregrine Parties to the Purchasers or Purchaser Agent pursuant to or evidenced by the Purchase Documents (as modified by this Agreement or any other Forbearance Document), this Agreement or any of the other Forbearance Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses of the Purchasers or Purchaser Agent that the Peregrine Parties are required to pay or reimburse by the Purchase Documents, this Agreement, the other Forbearance Documents, by law, or otherwise. Any reference in this Agreement or in the other Forbearance Documents to the Purchase Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Purchased Accounts” means, with respect to each Purchaser, the accounts and other rights to payment purchased by such Purchaser pursuant to such Purchaser’s Purchase Documents.

“Purchaser Agent” shall have the meaning ascribed thereto in the preamble hereto.

“Purchaser Agent Liens” means the security interests and other liens granted to Purchaser Agent for the benefit of Purchasers pursuant to the terms of the Forbearance Documents.

“Qualified Offer” means any good faith written offer by any Person that is not an Affiliate of any Peregrine Party to purchase all or any portion of the outstanding Stock or assets of Remedy provided that (a) prior to the receipt by Peregrine of such offer, the Peregrine Parties shall have timely provided such information regarding such offer, the Person making such offer, and all other potential offers to each Purchaser as any Purchaser may request and as may be reasonably necessary to enable such Purchaser to determine within the time periods provided herein whether to object to such offer, (b) such offer is only subject to such contingencies as are reasonable and customary for similar transactions, (c) such offer has been approved by the board of directors (or other governing body) of the offeror, Peregrine and Remedy, (d) if the Net Cash Proceeds of such offer would be less than $200,000,000, the offeror has made a reasonable good faith cash deposit towards the purchase price and has sufficient resources, or a commitment for financing enabling the offeror, to pay the consideration set forth in such offer and Peregrine has received (and provided to each Purchaser) reasonable evidence of the same, and (e) if the Net Cash Proceeds of such offer would be greater than or equal to $200,000,000, any terms of the offer relating to the making of a good faith cash deposit or the lack of any requirement of a good faith cash deposit, and a determination of the sufficiency of the offeror’s resources and/or financing or committed financing to enable the offeror to pay the consideration set forth in such offer, shall have been considered and approved by the board of directors (or other governing body) of Peregrine and Remedy.

“Remedy” means Peregrine Remedy, Inc., a Delaware corporation.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3al1-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supplemental Senior Loan Obligations” means all of the obligations, liabilities, and Indebtedness of the Peregrine Parties in connection with any supplemental, further or additional loan facilities extended to the Peregrine Parties by the Lender Group or any other lender(s) other than the Lender Group Obligations.

“SVB Purchase Documents” means those agreements, instruments and documents set forth on Schedule C attached hereto relative to the purchase by SVB of certain accounts and payments from Peregrine, as the same may be amended, supplemented or otherwise modified from time to time.

“Trade Bank Purchase Documents” means those agreements, instruments and documents set forth on Schedule D attached hereto relative to the purchase by the Trade Bank of certain accounts and payments from Peregrine, as the same may be amended, supplemented or otherwise modified from time to time.

“Trademark Security Agreement” means each trademark security agreement executed and delivered by any Peregrine Party that owns any interest in any trademarks and Purchaser Agent, the form and substance of which is reasonably satisfactory to Purchasers, as may be amended, supplemented or modified from time to time.

II.                                     Acknowledgment of Purchase Documents, Existing Defaults, and Past Due Purchase Obligations. Peregrine hereby acknowledges, warrants and represents that the following statements of facts regarding the Purchase Documents are true, correct and complete:

A.  The Purchase Documents.

1.                                       (a) As stated in the Fleet Purchase Documents, Fleet has purchased certain accounts and other rights to payment, (b) as of the date hereof the accounts and other rights to payment purchased by Fleet that remain outstanding are set forth on Schedule E; (c) Peregrine has defaulted on the Fleet Purchase Documents; (d) the Fleet Purchase Documents have not been amended at any time on or before the date hereof except as specifically set forth in Schedule B; (e) the Fleet Purchase Documents constitute duly authorized, valid, binding and continuing agreements and obligations of Peregrine to Fleet, enforceable in accordance with their respective terms; and (f) Peregrine has no claims, cross-claims, counterclaims, setoffs or defenses of any kind or nature which would in any way reduce or offset its obligations to Fleet under the Fleet Purchase Documents as of the date of execution of this Agreement.

2.                                       (a) As stated in the SVB Purchase Documents, the SVB has purchased certain accounts and other rights to payment, (b) as of the date hereof the accounts and other rights to payment purchased by SVB that remain outstanding are set forth on Schedule F; (c) Peregrine has defaulted on the SVB Purchase Documents; (d) the SVB Purchase Documents have not been amended at any time on or before the date hereof except as specifically set forth in Schedule C; (e) the SVB Purchase Documents constitute duly authorized, valid, binding and continuing agreements and obligations of Peregrine to SVB, enforceable in accordance with their respective terms; and (f) Peregrine has no claims, cross-claims, counterclaims, setoffs or defenses of any kind or nature which would in any way reduce or offset its obligations to SVB under the SVB Purchase Documents as of the date of execution of this Agreement.

3.                                       (a) As stated in the Trade Bank Purchase Documents, the Trade Bank has purchased certain accounts and other rights to payment, (b) as of the date hereof the accounts and other rights to payment purchased by the Trade Bank that remain outstanding are set forth on Schedule G; (c) Peregrine has defaulted on the Trade Bank Purchase Documents; (d) the Trade Bank Purchase Documents have not been amended at any time on or before the date hereof except as specifically set forth in Schedule D; (e) the Trade Bank Purchase Documents constitute duly authorized, valid, binding and continuing agreements and obligations of Peregrine to the Trade Bank, enforceable in accordance with their respective terms; and (e) Peregrine has no claims, cross-claims, counterclaims, setoffs or defenses of any kind or nature which would in any way reduce or offset its obligations to the Trade Bank under the Trade Bank Purchase Documents as of the date of execution of this Agreement.

B.  The Existing Defaults.  As of August 1, 2002, defaults by Peregrine existed under the Fleet Purchase Documents, the SVB Purchase Documents, and the Trade Bank Purchase Documents (collectively, the “Existing Defaults”).  The Existing Defaults include, without limitation, Peregrine’s failure to remit amounts received by Peregrine to each Purchaser in accordance with the terms of the applicable Purchase Documents, certain representations and warranties of Peregrine in the Purchase Documents failing to be true in all material respects as of the date such representations and warranties were made, Peregrine’s sale of one or more accounts or other rights to payment to more than one Purchaser or third party, and Peregrine’s failure to comply with certain other terms and conditions of the Purchase Documents. None of the Existing Defaults have been cured by Peregrine (or any other Person) or waived by the applicable Purchaser as of the date of execution of this Agreement.

C.  The Past Due Purchase Obligations.  As of the date hereof, the aggregate amount of Past Due Purchase Obligations owing by the Peregrine Parties to each Purchaser is the amount set forth on Schedule A as owing to such Purchaser.

Fleet, the Trade Bank, and the Peregrine Parties acknowledge that prior to the date hereof, Fleet received $7,195,940 in respect of Purchase Obligations, all or a portion of which amount may have been in respect of the Purchase Obligations owing to Fleet or all or a portion of which amount may have been in respect of the Purchase Obligations owing to the Trade Bank (which amount is referred to herein as the “Fleet/Trade Bank Amount”). The Peregrine Parties, Fleet and the Trade Bank agree to allocate the Fleet/Trade Bank Amount as follows: $6,195,940 to Fleet for application of its Past Due Purchase Obligations relating to IBM and $1,000,000 to the Trade Bank for application to its Past Due Purchase Obligations relating to IBM.

III.                                 Limited Scope of Agreement.  Nothing contained in this Agreement shall be interpreted as or be deemed a release or a waiver by any Purchaser of any of the terms or conditions of such Purchaser’s Purchase Documents, or any other documents, instruments and agreements between the parties hereto except as specifically provided in this Agreement. Unless specifically modified herein, all other terms and provisions of the Purchase Documents shall remain in full force and effect in accordance with their original terms. This Agreement does not constitute a waiver or release by any Purchaser of any obligations between any Peregrine Party and any Purchaser, or a waiver by any Purchaser of any defaults by any Peregrine Party under the Purchase Documents, unless expressly so provided herein, nor between any Purchaser and any other Person.

IV.                                 Purchasers’ Agreement to Forbear During Forbearance Period.  Subject to the Peregrine Parties’ satisfaction of all Conditions Precedent set forth in Section VII below, and so long as no New Event of Default occurs, each of the Purchasers hereby agrees to forbear from exercising its rights and remedies under its Purchase Documents, including without limitation its right to begin legal enforcement of its remedies under its Purchase Documents during the period from the date hereof through the earlier of the close of business on the Maturity Date or the occurrence of a New Event of Default (such period, the “Forbearance Period”). If a New Event of Default should occur, each Purchaser’s agreement hereunder to forbear from exercising its remedies, together with any and all of such Purchaser’s other forbearances contained herein, shall immediately terminate without further notice (whether any such New Event of Default shall occur under such Purchaser’s Purchase Documents or any other Purchaser’s Purchase Documents). Each Peregrine Party acknowledges and agrees that, immediately after the Forbearance Period expires, if the Past Due Purchase Obligations and all other Purchase Obligations of the Peregrine Parties have not been fully performed and paid, each Purchaser may, without further notice, exercise all or any of the rights and remedies contained in such

Purchaser’s Purchase Documents, in the Forbearance Documents and available under applicable law with respect to the Existing Defaults. Each Peregrine Party further acknowledges and agrees that each Purchaser’s agreement to forbear during the Forbearance Period concerns only the Existing Defaults, but not New Events of Default. The foregoing to the contrary notwithstanding, (a) each Purchaser shall be permitted to exercise all of its rights and remedies against the account debtors or other obligors (other than the Peregrine Parties) on such Purchaser’s Purchased Accounts, and (b) each Purchaser, shall be entitled to make demand on the Peregrine Parties to repurchase any of such Purchaser’s Purchased Accounts to the extent authorized by, and in accordance with the terms of, such Purchaser’s Purchase Documents. Upon any Purchaser making a demand on any Peregrine Party to repurchase any of such Purchaser’s Purchased Accounts in accordance with clause (b) of the immediately preceding sentence, the amount at which such Peregrine Party is obligated to repurchase such Purchased Account shall be added to the then outstanding balance of such Purchaser’s Promissory Note (or at such Purchaser’s option, such Peregrine Party shall issue a new Promissory Note in favor of such Purchaser in such amount) and, anything in such Purchaser’s Purchase Documents to the contrary notwithstanding, such amount shall be payable on the terms and conditions set forth in such Promissory Note. It is expressly agreed that each Purchaser can continue to collect and enforce rights against the account debtors and other obligors on any of such Purchaser’s Purchased Accounts and to keep all amounts received with respect thereto, including with respect to Past Due Purchase Obligations, regardless of any demand made on any Peregrine Party or the execution or existence of any Promissory Note, provided that any sums so received shall be credited, in accordance with Section V.E.l(b)(ii), against the outstanding principal balance of any applicable Promissory Note executed with respect to the Past Due Purchase Obligations related to such Payment; provided, however, that Peregrine shall be permitted to retain payments from IBM in respect of SOW #4901S9001 (excluding any payments in respect of the FPL Account (as defined in Section V.O. hereof) solely to the extent permitted, and in accordance with, Section V.O hereof. The foregoing notwithstanding, before settling any Purchased Account for less than 100% of the principal amount thereof, the affected Purchaser first shall notify Peregrine of the proposed settlement terms and Peregrine may within three business days repurchase such Purchased Account for cash in an amount equal to the present value (discounted at 6% per annum) of the proposed settlement payments, provided that such Purchaser is entitled under the terms of any Intercreditor Agreement with the Lender Group or with the holders of any Supplemental Senior Loan Obligations to receive and retain such repurchase price, and provided that, subject to the next sentence of this paragraph, such Purchaser shall retain its lien on such repurchased Purchased Account to secure the balance due such Purchaser with respect thereto until paid in full (and Peregrine shall deliver to such Purchaser evidence of any required consents, waivers or releases by the Lender Group or any holders of any Supplemental Senior Loan Obligations needed to permit such Purchaser to receive and retain such repurchase price and to retain a first priority security interest in the repurchased Purchased Account). If, after repurchasing such a Purchased Account, any Peregrine Party thereafter collects amounts with respect thereto, such amounts may be retained by such Peregrine Party to the extent necessary to recoup the repurchase price paid to the affected Purchaser, and, if and after such repurchase price fully is recouped, thereafter any excess collections shall be paid to such Purchaser for application to the Past Due Purchase Obligations in accordance with Section V.E.(c)(iii) below.

V.                                     Terms and Conditions of Forbearance.  As additional consideration for each Purchaser’s agreement to enter into this Agreement, the Peregrine Parties and the Purchasers agree to the following terms and conditions which, to the extent that they are inconsistent with the terms of any Purchase Document, shall modify such Purchase Document as specifically set forth below; provided, however, that all terms and conditions of the Purchase Documents not specifically modified in this Agreement shall remain in full force and effect in accordance with their original terms:

A.  Reimbursement of Legal Fees.  The Peregrine Parties shall reimburse all Purchasers for any and all reasonable legal fees and expenses incurred by Purchasers (including, without limitation, legal fees and expenses incurred, or to be incurred by or on behalf of, Purchasers during the pendency of any proceeding under the Bankruptcy Code) in connection with the negotiation, drafting, execution and administration of this Agreement and the other Forbearance Documents, including the allocated costs of in-house counsel. Such fees and expenses shall be reimbursed on or before the Effective Date for all such fees and expenses accrued through the Effective Date and thereafter on a monthly basis no later than 30 days after delivery by the applicable Purchaser to Peregrine of an invoice for such fees and expenses.  The Peregrine Parties further agree to pay to Purchaser Agent, on or before the commencement by, or against, Peregrine of a proceeding under the Bankruptcy Code, $100,000 as an advance payment on account for legal fees and expenses incurred, or to be incurred by or on behalf of, Purchaser Agent during the pendency of any such proceeding.

B.  Forbearance Fee.  As additional consideration for the Purchasers’ willingness to enter into this Agreement the Peregrine Parties shall pay a forbearance fee (collectively, the “Forbearance Fee”) to Purchasers in the following respective amounts:

Fleet:	$786,280.57

Trade Bank:	$120,599.59

SVB:	$93,119.84

The Forbearance Fee shall be fully earned upon the effectiveness hereof and shall be payable on the earlier to occur of a Monetary Default or the Maturity Date. The foregoing to the contrary notwithstanding, if on or before the Maturity Date, the Purchase Obligations owing to all Purchasers shall have been paid and performed in full and no Monetary Default shall have occurred, then the Peregrine Parties shall have no obligation to pay the Forbearance Fee, and each Purchaser shall waive its Forbearance Fee.

C.  Distributions: Loans to Officers and Directors.  Except to the extent otherwise permitted in this Agreement, and other than distributions or declaration and payment of dividends by a Peregrine Party to another Peregrine Party, no Peregrine Party shall make any distribution or declare or pay any dividends (in cash or other property, other than distribution by Peregrine of its common stock) on, or purchase, acquire, redeem, or retire any of any Peregrine Party’s Stock, of any class, whether now or hereafter outstanding, except that the Peregrine Parties and their Subsidiaries may convert any of their convertible securities (including, without limitation, the convertible subordinated notes issued pursuant to the Indenture) into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefore, provided that no such conversion shall involve the payment of cash consideration (other than cash in lieu of fractional shares). No Peregrine Party shall, directly or indirectly, including through any Subsidiary, extend credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or officer of any Peregrine Party.

D.  Interest.  Interest on the Past Due Purchase Obligations shall accrue at a per annum rate of 6.00%; provided, however, that upon the occurrence and during the continuation of a New Event of Default, interest on the Past Due Purchase Obligations shall accrue at a per annum rate of 9.00%. Interest shall accrue commencing on August 1,2002 and shall be due and payable on the first day of each calendar month, in arrears, until such time as the Purchase Obligations shall have been paid in full in immediately available funds. The foregoing to the contrary notwithstanding, upon the commencement of the first, if any, Chapter 11 Proceeding filed by or against Peregrine, (a) during the period from the Filing Date thereof through the date (the “Moratorium End Date”) that is the earliest to occur of (1) 11 days after an order shall be entered in such Chapter 11 Proceeding by the Bankruptcy Court confirming an Acceptable Plan of Reorganization, (2) the date on which an order shall be entered in such Chapter 11 Proceeding by the Bankruptcy Court confirming any plan of reorganization other than an Acceptable Plan of Reorganization, (3) the date on which a New Event of Default shall occur, or (4) the date that is 6 months after such Filing Date, interest shall accrue during the period from such Filing Date through the Moratorium End Date (without compounding during such period) and on the Moratorium End Date shall be added to the outstanding principal balance of the Promissory Note evidencing such Past Due Purchase Obligations, (b) any interest accruing for any period prior to such Filing Date and due and payable after such Filing Date shall be payable in accordance with the immediately preceding sentence, and (c) after the Moratorium End Date, interest shall accrue and be due and payable in accordance with the immediately preceding sentence. Without limiting the obligations of the Peregrine Parties to pay any amounts due hereunder or under any of the Purchase Documents, any such amount not paid when due shall (to the extent it is not already a part thereof, and without duplication) be added to the applicable Purchaser’s Past Due Purchase Obligations on the due date thereof, and shall thereafter accrue interest at the rate then applicable to Past Due Purchase Obligations. All interest and fees chargeable under the Forbearance Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

In no event shall the interest rate or rates payable to any Purchaser under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Peregrine Parties and the Purchasers, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated herein; provided, however, that, anything contained herein to the contrary notwithstanding, if, with respect to any Purchaser, said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, as to such Purchaser only, the Peregrine Parties are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Peregrine Parties in excess of such legal maximum, whenever received, shall be applied to reduce the Past Due Purchase Obligations owing to such Purchaser.

E.  Repayment of the Past Due Purchase Obligations.

1.  (a) On the Effective Date, Peregrine shall (i) pay $3,000,000 in the aggregate to the Purchasers, such payment to be paid to each Purchaser, as a payment against the Past Due Purchase Obligations owing to such Purchaser, as follows: Fleet - $0.00, SVB -$301,358.87, Trade Bank - $2,698,641.13; and (ii) pay to Fleet as a payment against the Past Due Purchase Obligations all amounts received by any Peregrine Party from IBM in respect of SOW# 4901S9001 that have not been remitted to Fleet in an amount of up to $2,374,857.87. The then remaining balance of the Past Due Purchase Obligations owing to each Purchaser shall be evidenced by a Promissory Note.

(b)           (i) The principal balance of each Promissory Note shall be amortized over three years commencing on August 1,2003 as set forth in the below table:

Period	Annual Amortization (as a percentage of the “Adjusted Original Principal Balance” (as hereinafter defined) of each Promissory Note”
August 1, 2003 through July 31, 2004	20%

August 1, 2004 through July 31, 2005	30%

August 1, 2005 through July 31, 2006	30%

(ii)                                  Principal on each Promissory Note shall be payable in monthly installments commencing on the first day of each period set forth above and continuing on the first day of each calendar month during each such period until paid in full, in an amount equal to (a) the “Adjusted Original Principal Balance” (as hereinafter defined) of such Promissory Note (as of the date on which such payment is due), multiplied by (b) a fraction, (i) the numerator of which is the “Annual Amortization” for such period (as set forth in the table above), and (ii) the denominator of which is 12. As used herein the “Adjusted Original Principal Balance” of each Promissory Note shall mean the original principal amount of each Promissory Note plus the aggregate amount that is added to the original principal balance of such Promissory Note after the date of such Promissory Note as a result of the applicable Purchaser exercising its rights under its Purchase Documents to have any Peregrine Party repurchase any of such Purchaser’s Purchased Accounts, plus the amount of any accrued interest added to the principal balance of such Promissory Note pursuant to Section V.D. on the Moratorium End Date minus the aggregate amount that is subtracted from the original principal balance of such Promissory Note after the date of such Promissory Note as a result of any payments received by the applicable Purchaser from the account debtor or other obligor on any Purchased Account the repurchase price of which is evidenced by such Promissory Note.

(iii)                               The foregoing to the contrary notwithstanding, on the Maturity Date, the then outstanding principal balance of the Promissory Notes, together with all accrued and unpaid interest thereon, and all other amounts due to each Purchaser hereunder and under the other Forbearance Documents shall be paid in full.

(c)                                  Mandatory Prepayments. (i) Immediately upon any Disposition by any Peregrine Party or any of their respective Subsidiaries of any assets (including, without limitation, any sale or other disposition of the Stock in any Subsidiaries), the Peregrine Parties shall pay to Purchaser Agent, for the benefit of the Purchasers, as a prepayment of the Past Due Purchase Obligations, an amount equal to 50% of the Net Available Proceeds from such Disposition.

(ii)                                  Upon the issuance or incurrence by any Peregrine Party or any of their respective Subsidiaries of any Indebtedness, the Peregrine Parties shall pay to Purchaser Agent, for the benefit of the Purchasers, as a prepayment of the Past Due Purchase Obligations, an amount equal to 50% of the Net Available Proceeds of such Indebtedness.

(iii)                               Any excess collections on repurchased Purchased Accounts, after recoupment by the Peregrine Parties of the repurchase price thereof paid to the affected Purchaser in accordance with the last sentence of Section IV hereof, shall be paid to the affected Purchaser as a prepayment of the Past Due Purchase Obligations owing to such Purchaser.

(iv)                              Any prepayments of the Past Due Purchase Obligations owing to any Purchaser pursuant to this section (c) or otherwise under the Forbearance Documents shall be applied to the scheduled payments of principal on the Promissory Note of such Purchaser in the inverse order of their maturity.

2.  Any prepayment on the Past Due Purchase Obligations made pursuant to this Section V.E or otherwise, shall be apportioned among the Purchasers as the Purchasers shall agree amongst themselves in their sole discretion, and as to each Purchaser, the amount so received by such Purchaser, shall be allocated to such Purchaser’s Past Due Purchase Obligations in such order and in such manner as such Purchaser shall determine in its sole discretion.

F.  Reporting Requirements.

1.  So long as the Peregrine Parties have any obligation to provide any reports, financial or otherwise, to the Lender Group or to any lender under any other senior secured credit facility, then the Peregrine Parties shall provide the same reports to each of the Purchasers as and when such reports are required to be delivered to the Lender Group or to such lender; provided, however, that if any such report is not provided to the Lender Group or to such lender then the Peregrine Parties shall not be required to deliver such report to the Purchasers until the earlier of (a) the date on which such report is provided to the Lender Group or such lender or (b) the date that is two calendar days after the date on which the Lender Group or such lender shall have declared such failure to deliver such report as an “Event of Default” or shall have advised any Peregrine Party in writing that the failure to deliver such report is a default (or one of one or more defaults) under the Lender Group Credit Agreement or under such other senior secured credit facility entitling the Lender Group or such lender to exercise its rights and remedies.

2.  In any event, the Peregrine Parties shall deliver to each Purchaser:

(1)  as soon as available, consolidated financial statements of Peregrine and its Subsidiaries for each Peregrine’s fiscal year commencing with the fiscal year ended March 31,2002, audited by independent certified public accountants reasonably acceptable to Purchasers and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flows, and, if prepared, such accountants’ letter to management);

(2)  as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year and 60 days in the case of a month that is the end of the last fiscal quarter in a fiscal year) after the end of each month during each of Peregrine’s fiscal years:

(i)                                     commencing with the month of October 2002, a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Peregrine’s and its Subsidiaries’ operations during such period,

(ii)                                  commencing with the financial statements delivered for the month of October 2002, a certificate signed by the chief financial officer of Peregrine to the effect that: (a) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Peregrine and its Subsidiaries, (b) the representations and warranties of the Peregrine Parties contained in this Agreement and the other Forbearance Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and (c) there does not exist any condition or event that constitutes a New Event of Default or which, with the passage of time, the giving of notice or both, would constitute a New Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Peregrine Parties have taken, are taking, or propose to take with respect thereto).

(3)  as soon as available, but in any event within 30 days after the end of each month during each of Peregrine’s fiscal years:

(i)                                     a report summarizing the Indebtedness incurred, and Dispositions made, by the Peregrine Parties or any of their respective Subsidiaries since the last such report, and a calculation of the Net Available Proceeds of any such Indebtedness or from any such Disposition, together with such supporting documentation as the Purchasers may reasonably request.

(4)  on a weekly basis, on the third Business Day of each week:

(i)                                     rolling 13 week projected cash flows (including 3 week historical actual cash flows) as of the last Business Day of the immediately preceding week.

(5)  if and when filed by any Peregrine Party:

(i)                                     10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)                                  any other filings made by any Peregrine Party with the SEC,

(iii)                               copies of the Peregrine Parties’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)                              any other information that is provided by Peregrine to its shareholders generally;

(6)  if and when filed by any Peregrine Party and as requested by Purchasers, satisfactory evidence of payment of applicable excise taxes, if any, in each jurisdiction in which any Peregrine Party conducts business or is required to pay any such excise tax, where (i) any Peregrine Party’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of any Peregrine Party, or (ii) any Peregrine Party’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change;

(7)  as soon as a Peregrine Party has knowledge of any event or condition that constitutes a New Event of Default or which, with the passage of time, the giving of notice or both, would constitute a New Event of Default, notice thereof and a statement of the curative action that Peregrine Parties propose to take with respect thereto; and

(8)  upon the request of Purchasers, any other report reasonably requested relating to the financial condition of the Peregrine Parties.

In addition to the financial statements referred to above, the Peregrine Parties agree to deliver financial statements prepared on both a consolidated and consolidating basis to the extent available, provided that the Peregrine Parties shall not be required to prepare consolidating financial statements solely for the purpose of this Agreement if they are not already prepared for some other purpose.

3.  The Peregrine Parties agree that their independent certified public accountants are authorized to communicate with Purchasers and to release to Purchasers whatever financial information concerning the Peregrine Parties that Purchasers reasonably may request.  Each Peregrine Party waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Purchasers pursuant to or in accordance with this Agreement, and agree that Purchasers may contact directly any such accounting firm or service bureau in order to obtain such information. The foregoing notwithstanding: Purchasers shall not be entitled to disclosure of the confidential SEC report prepared during 2002 with respect to the Peregrine Parties, and any other confidential information furnished to Purchasers pursuant to this paragraph shall be pursuant to confidentiality terms substantially in accordance with those previously negotiated and agreed to between Purchasers and Peregrine.

4.  The Purchasers agree that PriceWaterhouseCoopers is an acceptable independent certified public accounting firm for the Peregrine Parties.

G.  Performance under Purchase Documents.  All amounts received by any Peregrine Party with respect to any Purchaser’s Purchased Accounts shall be remitted to the appropriate Purchaser immediately upon receipt thereof by such Peregrine Party in the same form so received, together with any necessary endorsements thereto, and an appropriate accounting with respect to the same, and until so remitted to the appropriate Purchaser shall be held in trust for the benefit of such Purchaser and not commingled with any assets of any Peregrine Party. In the event of any voluntary or involuntary bankruptcy, reorganization, or other insolvency with respect to any Peregrine Party, each Peregrine Party waives any right to use, and agrees not to use, and not seek an order permitting the use of, any Purchaser’s Purchased Accounts (including without limitation any proceeds of any accounts or rights to payment or other cash collateral) in any such proceeding, whether under Section 363 of the Bankruptcy Code or any other provision of applicable law.

H.  Loans and Contributions to Subsidiaries.  Other than intercompany loans made in the ordinary course of business consistent with past practices, Peregrine shall not make any loans or other contributions of any of its assets to any of its Subsidiaries without the prior written consent of the Purchasers, not to be unreasonably withheld or delayed. Without limitation of the foregoing, for the sake of clarity, any intercompany loans to Subsidiaries of Peregrine of the types provided for in the cash flow projections delivered by Peregrine to the Purchasers during the early part of August, 2002, for expenses such as reduction in force payments for European Subsidiaries, will be deemed to be “in the ordinary course of business consistent with past practices” up to an amount not to exceed the “Specified Amount” (as defined below) at any time in the aggregate outstanding net of any repayments or contributions from such Subsidiaries after the effective date of this Agreement. As used above, “Specified Amount” means (a) $30,000,000 during the first year following the effective date hereof, (b) $35,000,000 during the second year following the effective date hereof, (c) $40,000,000 during the third year following the effective date hereof, (d) $45,000,000 during the fourth year following the effective date hereof, and (e) $50,000,000 thereafter.

I.  Acceptable Plan of Reorganization; DIP Financings and Use of Cash Collateral.  If Peregrine proposes an Acceptable Plan of Reorganization for confirmation, the Purchasers agree to vote in favor of confirmation of such Acceptable Plan of Reorganization. If any Peregrine Party seeks debtor in possession financing or use of cash collateral, the Purchasers agree to consent to same on the terms provided for in the Intercreditor Agreement so long as any proposed use of cash collateral does not violation Section V.G. hereof.

J.  Change Name.  Other than pursuant to an Acceptable Plan of Reorganization that fails only to satisfy this Section and does not adversely impact the liens of the Purchasers or the economic benefits to the Purchasers intended to be conferred by the Forbearance Documents, no Peregrine Party will, nor permit any of its Subsidiaries to, change its FEIN, organizational identification number, corporate structure or identity, or add any new fictitious name. No Peregrine Party will, nor permit any of its Subsidiaries to, change its name unless, as soon as practicable and, in any event, within 10 days after the effective date thereof, such Peregrine Party gives written notice of such name change to each Purchaser and at the time of such written notification, such Peregrine Party provides copies of any documents effecting such name change and other evidence as to the effectiveness of such name change as Purchasers may reasonably request and such other documents as Purchaser Agent reasonably request in order to perfect and continue the Purchaser Agent Liens. In addition, prior to the Filing Date, the Purchasers will consent to any matter that requires their consent under this Section if the Lender Group Agent has consented thereto and if such matter does not adversely impact the liens of the Purchasers or the economic benefits to the Purchasers intended to be conferred by the Forbearance Documents.

K.  Prepayments.  The Peregrine Parties will not prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Peregrine Party under any Note (a “Note Prepayment”), except that the Peregrine Parties may make a Note Prepayment of any of the Notes if:

(1)  prior to the making of such Note Prepayment, the Peregrine Parties shall have paid to Fleet in full the amounts set forth in Section V.O.;

(2)  at the time such Note Prepayment is made, no Monetary Default shall have occurred and be continuing;

(3)  upon the later of the date on which the Peregrine Parties shall have reached an agreement with the holders of such Notes as to the making of such Note Prepayment or, if such Note Prepayment is to be made from the proceeds of any Disposition, the date on which such Disposition shall be consummated, after giving effect to all Note Prepayments to be made on all Notes and after repaying in full all of the outstanding obligations of the Peregrine Parties under the Lender Group Credit Agreement or any other secured credit facility of Peregrine (regardless of whether such Note Prepayments and such repayment is made concurrently with such Disposition) Peregrine shall have unrestricted cash on hand of not less than $40,000,000;

(4)  (a) such Note Prepayment shall be made upon confirmation of an Acceptable Plan of Reorganization, or (b) on the date of such Note Prepayment, after giving effect to all Note Prepayments to be made on the Notes and after repaying in full all of the outstanding obligations of the Peregrine Parties under the Lender Group Credit Agreement or any other secured credit facility of Peregrine (regardless of whether such Note Prepayments is made concurrently with such repayment), Peregrine shall have unrestricted cash of not less than $40,000,000, or (c) Peregrine shall have provided projections reasonably satisfactory to Purchasers evidencing that Peregrine shall have sufficient liquidity to fund its operations through the Maturity Date after giving effect to such Note Prepayment and the repayment in full all of the outstanding obligations of the Peregrine Parties under the Lender Group Credit Agreement or any other secured credit facility of Peregrine, which projections shall be certified by the chief financial officer of Peregrine as being such chief financial officer’s good faith belief as to Peregrine’s projected performance during the period covered thereby and being based on reasonable assumptions;

(5)  if, pursuant to the terms of such Note Prepayment, any portion of the outstanding obligations under the Notes is to be paid over time, then such obligations shall be and remain unsecured (or, if secured, shall be secured by a lien junior to that of Purchasers on intercreditor subordination terms reasonably acceptable to Purchasers as determined by the Bankruptcy Court in the event of any disagreement as to the reasonableness thereof) and the agreements or instruments evidencing such obligations shall expressly provide that the obligations evidenced by such agreements or instruments is expressly subordinated in right of repayment to the Past Due Purchase Obligations, and that the Purchasers may block payments upon a New Event of Default, all on terms and conditions reasonably satisfactory to the Purchasers as determined by the Bankruptcy Court in the event of any disagreement as to the reasonableness thereof;

(6)  prior to the making of any Note Prepayment Peregrine shall have provided to each Purchaser copies of all agreements related to all Note Prepayments to be made on the Notes; and

(7)  each Purchaser shall have the right to have all or any portion of its then outstanding Past Due Purchase Obligations repaid and/or restructured on the same terms and conditions as such Note Prepayment contemporaneously with the making of such Note Prepayment.

L.  Right to Inspect.  Each Purchaser (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter during normal business hours, and, so long as no New Event of Default shall have occurred and be continuing, upon reasonable notice, to inspect the books and records of each Peregrine Party and to check, test, and appraise the Collateral in order to verify the Peregrine Parties’ compliance with the terms of the Purchase Documents and the Forbearance Documents, the Peregrine Parties’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

M.  Security Interest Priority.  The Purchaser Agent Liens shall be subject, in priority, only to the security interests of Lender Group Agent, for the benefit of the Lender Group, and ‘Permitted Liens’ (as defined in the Lender Group Credit Agreement as in effect on the date hereof). Purchasers further agree to subordinate, on substantially the same terms as the Intercreditor Agreement, the Purchaser Agent Liens to any security interest granted to one or more lenders provided that at no time shall the aggregate amount of Indebtedness or other obligations of the Peregrine Parties secured by security interests that are senior to the Purchaser Agent Liens (whether contractually, by operation of law, or otherwise) exceed the result of $250,000,000, minus the Aggregate Proceeds of Dispositions received by the Peregrine Parties or any of their respective Subsidiaries after August 6, 2002. For purposes of the immediately preceding sentence, any and all Indebtedness of any Peregrine Party or any Subsidiary of any Peregrine Party, if the assets of such Peregrine Party or such Subsidiary are not encumbered by the Purchaser Agent Liens, shall be deemed to be secured by security interests that are senior to the Purchaser Agent Liens.

N.  Guarantees and Collateral.  It is the intention of the parties hereto that (1) all of Peregrine’s Subsidiaries, now existing or hereafter arising (in which case, any such hereafter arising Subsidiary shall be a “Peregrine Party”) that is a guarantor or direct obligor in any credit facility in which Peregrine is an obligor, execute guarantees in favor of each Purchaser in respect of the Purchase Obligations owing to such Purchasers, (2) the Peregrine Parties that have granted a security interest in any of their assets in connection with any credit facility in which Peregrine is an obligor, grant a security interest in their respective assets (to the same extent as the security interest granted in connection with such credit facility) in favor of Purchasers’ Agent to further secure the Purchase Obligations, and (3) the Purchaser Agent Liens be subject, in priority, only to the security interests of Lender Group Agent, for the benefit of the Lender Group, ‘Permitted Liens’ (as defined in the Lender Group Credit Agreement as in effect on the date hereof) and, solely to the extent required hereunder, liens granted in connection with any other secured credit facility. The Peregrine Parties agree to execute any and all agreements or other documents necessary to effectuate this intent. The foregoing to the contrary notwithstanding if, at any time, the obligations of the Peregrine Parties owing to the Lender Group shall be repaid in full and the Lender Group shall release the guarantees of any of Peregrine’s Subsidiaries (other than Remedy) and/or security interests in the assets of any of Peregrine’s Subsidiaries (other than Remedy) securing the obligations of the Peregrine Parties owing to the Lender Group then, provided that no New Event of Default shall then have occurred and be continuing, the guarantees of Peregrine’s Subsidiaries (other than Remedy) and the Purchaser Agent Liens in the assets of Peregrine’s Subsidiaries (other than Remedy) shall be released to the same extent as the Lender Group shall have released such guarantees and security interests; provided, however, if, at any time after the date hereof, any of Peregrine’s Subsidiaries shall guarantee any obligations of Peregrine, shall be a direct obligor under any credit facility or loan in which Peregrine is an obligor, or shall grant a security interests in such Subsidiary’s assets to secure such a guarantee, such Subsidiary’s obligations under such a credit facility or loan, or any obligations of Peregrine then Purchasers shall be given a similar guarantee and security interest, subject to the agreement to subordinate such a security interest contained herein. The foregoing notwithstanding, in the event of a permitted sale of all or a substantial part of the stock of Remedy, if the Lender Group is releasing any guarantees given by Remedy and releasing its liens on the assets of Remedy, and if the release by the Purchasers of their guarantee given by Remedy and their lien on the assets of Remedy is necessary for such sale to proceed, then the Purchasers shall release their guarantee given by Remedy and any liens they hold on the assets of Remedy in connection with the consummation of such sale, and also shall release any liens they hold on the stock of Remedy being sold, but shall be entitled to retain their security interest in any stock of Remedy not sold.

O.  Sales to IBM.  Other than sales of the products and business of the former Peregrine Extricity, Inc. (which has been merged with and into Peregrine) to International Business Machines Corporation (“IBM”) and sales of professional consulting services to IBM, any and all sales by any Peregrine Party to IBM prior to the Filing Date shall be deemed as sales under SOW# 4901S9001 and all accounts and other rights to payment arising from such sales shall be Purchased Accounts of Fleet. Prior to the Filing Date, no Peregrine Party shall enter into any agreement with IBM, the scope of which (or any portion thereof) is within the scope of SOW #4901S9001. Without affecting Peregrine’s obligation to pay to Fleet the amount of Past Due Purchase Obligations owing to Fleet arising out of SOW#4901S9001, each Peregrine Party shall immediately remit to Fleet any amount received by such Peregrine Party in respect of SOW#4901S9001 until such time as the aggregate amount of payments received by Fleet after August 1, 2002, in respect of SOW#4901S9001 (excluding any payments in respect of the FPL Account as hereinafter defined) equals or exceeds $2,374,857.87, from and after which time (i) so long as no New Event of Default shall have occurred and be continuing, Peregrine shall be entitled to retain all further amounts paid in respect of SOW#4901S9001 (excluding any amounts paid in respect of the FPL Account), (ii) notwithstanding whether any New Event of Default shall have occurred and be continuing and notwithstanding the foregoing clause (i); so long as any obligations of any Peregrine Party to the Lender Group remain outstanding, all further amounts paid in respect of SOW #4901S9001 (excluding any amounts paid in respect of the FPL Account) may be remitted by the Peregrine Parties to the Lender Group or the Lender Group Agent as a payment against such obligations in accordance with the terms of the Lender Group Loan Documents, and (iii) the prohibition set forth in the immediately preceding sentence shall cease to be of any force or effect. Each Peregrine Party acknowledges that all amounts that have been, or may hereafter be, remitted by or on behalf of any Peregrine Party to Fleet in respect of SOW #4901S9001 are, or will be, and shall remain the property of Fleet and each Peregrine Party hereby waives any right to all or any portion of such amounts. For the avoidance of doubt, by entering into this Agreement, Fleet acknowledges its prior receipt, during August of 2002, of the $2,374,857.87 of payments referred to above.

The parties hereto acknowledge and agree that the amount owing from IBM with respect to the Florida Power and Light Company receivable (the “FPL Account”) is and shall remain a Purchased Account of Fleet and the Trade Bank and that Fleet and the Trade Bank have agreed that, without affecting Peregrine’s obligation to pay to the Trade Bank the amount of Past Due Purchase Obligations owing to the Trade Bank arising out of the FPL Account, Fleet shall be entitled to receive any and all amounts paid in respect of the FPL Account. Accordingly, (i) in accordance with Section V.G., any payment received by any Peregrine Party with respect to the FPL Account shall be remitted to Fleet immediately upon receipt thereof, and (ii) the foregoing paragraph shall not apply to any payment received by any Peregrine Party in respect of the FPL Account

VI.                                 Trade Creditors.  Pursuant to an Acceptable Plan of Reorganization, the Peregrine Parties may propose to repay trade creditors on a deferred basis, including without limitation on a basis similar or identical to the basis of repayment of the Notes. Without limitation, the Peregrine

Parties may secure any obligations to such trade creditors with a lien junior to that of Purchasers on intercreditor subordination terms reasonably acceptable to Purchasers as determined by the Bankruptcy Court in the event of any disagreement as to the reasonableness thereof

VII.                             Conditions Precedent. This Agreement shall not be binding upon any Purchaser unless and until each of the following conditions precedent (each a “Condition Precedent”) are fulfilled, to the satisfaction of each of the Purchasers on or before August 26, 2002, or are waived in writing by each of the Purchasers (the date on which all such conditions precedent have been so fulfilled or waived, the “Effective Date”):

A.  the applicable Peregrine Parties shall have executed and delivered each of the following to the Purchasers, and the same shall be in form and substance reasonably satisfactory to the Purchasers:

1.  this Agreement;

2.  the Promissory Notes;

3.  the Peregrine Party Guaranty;

4.  the Peregrine Party Security Agreement;

5.  the Canadian Guaranty;

6.  the Canadian Security Agreement;

7.  the Hypothec;

8.  the other Canadian Security Documents;

9.  the Copyright Security Agreement,

10. the Patent Security Agreement;

11. the Trademark Security Agreement;

12. the Intercompany Subordination Agreement; and

13. the Intercreditor Agreement;

B.  Peregrine shall have timely complied with and performed all of the acts and/or conditions specifically identified as conditions precedent in this Agreement;

C.  Peregrine shall have reimbursed the Purchasers for all reasonable costs and expenses, including reasonable attorneys’ fees of the Purchasers’ in-house and outside counsel, incurred in connection with the negotiation, drafting, and execution of this Agreement and the other Forbearance Documents, provided that Peregrine does not waive the right to object within 30 days of receipt of any statement to the reasonableness of the costs and expenses covered by such statement;

D.  Each Purchaser shall have fully and completely executed the Interpurchaser Agreement, this Agreement and all other documents described above in Section VII.A which require such Purchaser’s signatures to become effective;

E.  [Intentionally omitted;]

F.  Peregrine shall have delivered to the Purchasers evidence, satisfactory to the Purchasers, that Peregrine shall have delivered to Peregrine’s D&O insurance carriers copies of all demands and default letters delivered to any Peregrine Party by any Purchaser;

G.  the Peregrine Parties shall have paid all amounts required to be paid to the Purchasers on or before the Effective Date pursuant to Section V.E.I (a) and Section V.O.; and

H.  Peregrine shall have delivered to the Purchasers a copy of the fully executed Lender Group Loan Documents (including any and all amendments thereto), certified by an officer of Peregrine as being true, correct, and complete.

Retention of funds hereunder by the Purchasers for more than 30 days shall be deemed an acknowledgement of satisfaction or waiver of the foregoing conditions precedent except for conditions F and G.  The Peregrine Parties covenant to use their best efforts to satisfy all conditions precedent hereunder not satisfied as of the date hereof, as conditions subsequent, as soon as possible thereafter, and in any event before the Filing Date. The Peregrine Parties covenant to deliver final versions of Schedules I and J hereto to the Purchasers no later than September 6, 2002.

VIII.                         Release of Claims: Covenant Not to Sue.

A.  Each of the Peregrine Parties represents and agrees that it has diligently and thoroughly investigated the existence of any Claim (as defined below), and, to its knowledge and belief, no Claim exists and no facts exist that could give rise to or support a Claim. As additional consideration for the Purchasers’ entering into this Agreement, except as specifically set forth below with respect to the Excluded Claim (as defined below), each Peregrine Party, by its execution of this Agreement and each of their respective agents, employees, directors, officers, successors and assigns (each a “Releasing Party”), upon the effectiveness hereof, each hereby releases and forever discharges each Purchaser and each Purchaser’s agents, employees, directors, officers, attorneys, branches, successors and assigns (each a “Released Party”) from all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever (collectively “Claims”) that the Releasing Parties or any of them may, as of the date hereof, have or claim to have against any or all of the Released Parties, in each case whether currently known or unknown or with respect to which the facts are known (or should have been known), that could give rise to or support a Claim and of every nature and extent whatsoever on account of or in any way relating to, arising out of or based upon any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date hereof, including (but not limited to) any Claim on account of or in any way relating to, arising out of or based upon any Purchase Document or this Agreement or the negotiation or documentation hereof or any amendments under the Purchase Documents effected by this Agreement or the transactions contemplated by the Purchase Documents or hereby, or any action or omission in connection with any of the foregoing, including all such losses or damages of any kind heretofore sustained or that may arise as a consequence of the dealings between the parties up to the date hereof in connection with or in any way related to any Purchase Document or this Agreement. Each Releasing Party further covenants and agrees that it has not heretofore assigned, and will not hereafter sue any Released Party upon, any Claim released or purported to be released under this section, and each Releasing Party will indemnify and hold harmless the Released Parties against any loss or liability on account of any actions brought by such Releasing Party or its assigns or prosecuted on behalf of such Releasing Party and relating to any Claim released or purported to be released under this section. It is further understood and agreed that any and all rights under the provisions of Section 1542 of the California Civil Code are expressly waived by each of the Releasing Parties. Section 1542 of the California Civil Code provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The above release is fully effective on the date of this Agreement, without regard to satisfaction of any conditions precedent set forth in this Agreement. On the Effective Date, the above release shall be deemed to have been made again by each of the Peregrine Parties with respect to any Claim arising on or before the Effective Date. The foregoing notwithstanding, this release does not cover the “Excluded Claim,” defined as any claim of Peregrine against Fleet arising out of or related to Peregrine’s payment to Fleet during the 90-day period prior to the date hereof of approximately $450,000 relating to a payment by Citigroup to Peregrine that Fleet contends was assigned by Peregrine to Fleet but that Peregrine may contend related to an obligation of Citigroup to Peregrine that was not assigned by Peregrine to Fleet.

B.  Each Purchaser, by its execution of this Agreement, hereby agrees, upon the effectiveness hereof, not to sue any person that as of the date hereof is a director or officer of any Peregrine Party and was not a director or officer of any Peregrine Party on or before May 31, 2002 (each, a “New Director/Officer”) with respect to any Claims that such Purchaser may, as of May 31, 2002, have or claim to have against any or all of the New Director/Officers solely in such New Director/Officer’s capacity as a director or officer of a Peregrine Party, in each case whether currently known or unknown or with respect to which the facts are known (or should have been known), that could give rise to or support a Claim and of every nature and extent whatsoever on account of or in any way relating to, arising out of or based upon any matter, cause or thing occurred, done, omitted or suffered to be done with respect to such Purchaser’s Purchase Documents prior to May 31, 2002. Each Purchaser hereby expressly reserves any and all rights such Purchaser may have against any person other than the New Director/Officers.

IX.                                New Events of Default.  A “New Event of Default” shall occur herein if any one or more of the following events occur:

A.  Any Peregrine Party shall fail to pay in full when due any payment due after the Effective Date under any Purchase Document as modified by this Agreement, this Agreement or any other Forbearance Document, and the same shall remain unpaid for a period of more than 5 Business Days after the due date thereof, provided, however, that if any such failure shall be waived by the applicable Purchaser or cured to the satisfaction of such Purchaser, then such failure shall, effective as of such waiver or cure, cease to be a New Event of Default hereunder;

B.  Any representation or warranty expressly made under this Agreement, any other Forbearance Document, or any certificate or statement furnished or made to the Purchasers pursuant thereto, shall prove to be untrue or misleading in any material respect as of the date on which such representation or warranty is made;

C.  Any Peregrine Party shall (1) claim, or take any action asserting, that any of the Purchase Documents, this Agreement or any of the other Forbearance Documents are not legal, valid, binding agreements enforceable against any party executing same, (2) attempt in any way to terminate or declare ineffective or inoperative (i) any of the Purchase Documents, (ii) this Agreement or any of the other Forbearance Documents, or (iii) any of the liens, security interests, rights, titles, interests, remedies, powers or privileges created or intended to be created under the Purchase Documents, this Agreement or any of the other Forbearance Documents, (3) cease to give or provide, the liens, security interests, rights, titles, interests, remedies, powers or privileges created or intended to be created under the Purchase Documents, this Agreement or any other Forbearance Document, or (4) except with respect to the Excluded Claim, bring an avoidance action, or any other action, against any Purchaser or Purchaser Agent with respect to any conduct that occurred on or prior to the effective date hereof or that is contemplated hereunder;

D.  A default by any Peregrine Party, other than the Existing Defaults, in the performance of any term, condition, covenant or agreement contained in any Purchase Document (after giving effect to any applicable cure periods), provided, however, that, no event that shall have occurred prior to August 1, 2002 or condition of any Peregrine Party in existence as of August 1, 2002 shall give rise to a New Event of Default, further provided, that, if any such default shall be waived by the applicable Purchaser or cured to the satisfaction of such Purchaser, then such default shall, effective as of such waiver or cure, cease to be a New Event of Default hereunder, unless such default otherwise constitutes a New Event of Default;

E.  A default by any Peregrine Party hi the performance of any term, condition, covenant or agreement contained in this Agreement or any other Forbearance Document other than any such term, condition, covenant or agreement specifically referred to elsewhere in this Section IX; provided, however that if such default is curable within 15 calendar days then such default shall not constitute an New Event of Default unless such default shall not be cured within 15 calendar days after any Purchaser shall have given notice of such default to Peregrine;

F.  Any Peregrine Party shall do any of the following acts, or violate any other term or provision of this Agreement: (1) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of all or a substantial part of its assets; (2) file a voluntary petition in bankruptcy court (other than a Chapter 11 Proceeding) or admit in writing that it is unable to pay its debts as they become due; (3) make a general assignment for the benefit of creditors; (4) file a petition or answer seeking reorganization or otherwise take advantage of any bankruptcy or insolvency laws (other than a Chapter 11 Proceeding); or (5) file an answer admitting any of the material allegations of, or consent to, or default in answering a petition filed against it in, any bankruptcy, reorganization or insolvency proceeding (other than a Chapter 11 Proceeding);

G.  If, after August 26, 2002, one or more judgments or other claims involving an aggregate amount of $250,000, or more, in excess of the amount covered by insurance, becomes a lien or encumbrance upon any of the Peregrine Parties’ assets and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Peregrine Party;

H.  Any of the following acts or events occur: (1) an order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Peregrine Party other than an Acceptable Plan of Reorganization, (2) an order shall be entered by any court of competent jurisdiction or other competent authority appointing a receiver, custodian, trustee, intervenor or liquidator for any Peregrine Party as to all or substantially all of such Peregrine Party’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days, (3) an involuntary petition seeking bankruptcy, reorganization or receivership shall be filed against any Peregrine Party other than a petition under Chapter 11 of the Bankruptcy Code which is not dismissed within thirty (30) days of the filing thereof, or (4) any Peregrine Party shall file a plan for reorganization in any proceeding against any Peregrine Party under the Bankruptcy Code other than an Acceptable Plan of Reorganization;

I.  The Purchaser Obligations shall have not been paid in immediately available funds and performed in full on or before the Maturity Date;

J.  Any “Event of Default” under, and as defined in the Lender Group Credit Agreement shall occur, or default in respect of any secured Indebtedness of any Peregrine Party shall occur, as a result of which default the holder of such Indebtedness has accelerated such Indebtedness or has begun exercising any of its foreclosure or collection rights and remedies against any collateral securing such Indebtedness, provided, however, that if any such Event of Default or default shall be waived or cured, then such Event of Default or default shall, effective as of such waiver or cure, cease to be a New Event of Default hereunder, unless the event giving rise to such Event of Default or default otherwise is a New Event of Default;

K.  [Intentionally Omitted];

L.  [Intentionally Omitted];

M.  Except with respect to any payment governed by Section V.K. or pursuant to an Acceptable Plan of Reorganization, on or before the date that is 10 calendar days before the earlier of (i) the date on which any Peregrine Party makes any payment of principal or interest on the Notes or (ii) the date that is 10 calendar days before the last day during any applicable grace period on which such payment could be made without causing a default under the Notes, the Peregrine Parties shall have failed to deliver to the Purchasers evidence reasonably satisfactory to the Purchasers that, after giving effect to such payment of principal or interest, the Peregrine

Parties will be able to repay the Past Due Purchase Obligations in accordance with the terms of the Forbearance Documents; or

N.  Except with respect to any payment governed by Section V.K. or pursuant to an Acceptable Plan of Reorganization, any Peregrine Party shall make any payment of principal or interest on the Notes (including, without limitation, the interest payment due on November 15, 2002) unless (a) such payment is made on the last day during any applicable grace period on which such payment could be made without causing a default under the Notes, (b) at the time of such payment, no New Event of Default shall have occurred and be continuing or would result therefrom, (c) with respect to such interest payment, (i) the Peregrine Parties shall have delivered to the Purchasers the evidence required pursuant to Section IX.M, and (ii) after giving effect to such payment, the Peregrine Parties will be able to repay the Past Due Purchase Obligations in accordance with the terms of the Forbearance Documents.

X.                                    Remedies. If a New Event of Default shall occur, the Purchasers’ agreement to temporarily forbear under this Agreement shall immediately and automatically cease so long as such New Event of Default or any other New Event of Default shall be continuing, and the Purchasers may, without regard to whether any Purchaser has already done any of the following as a result of the Existing Defaults, exercise, at their election, and without notice, demand, protest or presentment (which notice, demand, protest and presentment are expressly waived) in addition to all rights and remedies granted to the Purchasers in their respective Purchase Documents or this Agreement, do any or all of the following:

A.  The Purchasers may exercise all of the rights and remedies available under their respective Purchase Documents, this Agreement, the other Forbearance Documents, and applicable law;

B.  The Purchasers may declare any or all of the Past Due Purchase Obligations immediately due and payable;

C.  The Purchasers may proceed to enforce their respective Purchase Documents, this Agreement and the other Forbearance Documents, and exercise any or all of the rights and remedies afforded to the Purchasers by, inter alia, the California Commercial Code, the California Civil Code, the California Code of Civil Procedure or otherwise possessed by such Purchaser under applicable law or otherwise;

D.  The Purchasers may, to the fullest extent permitted by law: (1) sell the Collateral or any interest therein at public or private sale for cash or upon credit and for immediate or future delivery and for such price and on such terms as the Purchasers shall deem appropriate, and negotiate, endorse, assign, transfer and deliver to the purchaser or purchasers thereof (which may be the Purchasers or any one or more of them) the Collateral so sold, and each purchaser at any sale shall hold the property sold absolutely free from any claim or right on the part of any Peregrine Party; and/or (2) obtain specific performance by any Peregrine Party of any covenant or undertaking of such party herein; and/or (3) obtain specific performance by any party to the Purchase Documents of any covenant or undertaking of such party in the Purchase Documents; and/or (4) without notice to any Peregrine Party, proceed by suit or suits at law or in equity to foreclose its security interest and sell the Collateral or any portion thereof pursuant to judgment or decree of a court or courts having competent jurisdiction;

E.  The Purchasers may institute legal proceedings for the appointment of a receiver or receivers with respect to any or all of the Collateral pending foreclosure hereunder or for the sale of any or all of the Collateral under the order of a court of competent jurisdiction or under other legal process;

F.  Without notice to or demand upon any Peregrine Party, the Purchasers may make such payments and do such acts as the Purchasers may deem necessary to protect their security interest in the Collateral, and, in exercising any such powers or authority, to pay all expenses incurred in connection therewith;

G.  Proceed separately against the Collateral, independent of the exercise of any and all of its rights against any Peregrine Party, and vice versa; and

H.  Enforce any of the rights and remedies available to them under the Purchase Documents, this Agreement, the other Forbearance Documents, or available under applicable law.

All rights and remedies granted to the Purchasers hereunder, under the Purchase Documents and under the other Forbearance Documents are cumulative, and the Purchasers shall have the right to exercise any one or more of such rights and remedies alternatively, successively or concurrently as the Purchasers may, in their sole and absolute discretion, deem advisable.

XI.                                Revival Clause. If the incurring of any debt or the payment of money or transfer of property made to the Purchasers by or on behalf of any Peregrine Party should for any reason subsequently be declared to be “fraudulent” or “preferential” within the meaning of any state or federal law relating to creditors’ rights, including, without limitation, fraudulent conveyances, preferences or otherwise voidable or recoverable payments of money or transfers of property, in whole or in part, for any reason (collectively, “Voidable Transfers”) under the Bankruptcy Code or any other federal or state law, and the Purchasers are required to repay or restore any such Voidable Transfer or the amount or any portion thereof, or upon the advice of their in-house counsel or outside counsel are advised to do so, then, as to such Voidable Transfer or the amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of the Purchasers related thereto), the obligations of the Peregrine Parties under the Purchase Documents, this Agreement, and the other Forbearance Documents, and all of the Purchasers’ rights and remedies under the Purchase Documents, this Agreement and the other Forbearance Documents shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made, to the extent of any harm to the Purchasers.

XII.                            Representations and Warranties.  Each Peregrine Party hereby represents and warrants that:

A.  [Intentionally Omitted];

B.  Litigation.  To the best knowledge of each Peregrine Party, there is no material litigation or other proceeding currently pending against any Peregrine Party except as set forth on Schedule I attached hereto;

C.  Contractual Obligations.  No Peregrine Party is in default of or bound by any contractual obligation in any respect which would adversely affect such Peregrine Party’s ability to perform its obligations under this Agreement or the Purchase Documents; and

D.  Past Due Purchase Obligations.  Except as set forth on Schedule H, (1) no Peregrine Party has received any payment in respect of any Purchased Account of any Purchaser and failed to remit the full amount of such payment to the applicable Purchaser, and (2) no Purchased Account of any Purchaser is also a Purchased Account of any other Purchaser or other Person.

E.  Lender Group Credit Agreement.  Other than that certain Amendment Number 1 to Loan and Security Agreement, dated as of June 21, 2002 (a true, correct and complete copy of which has been delivered to the Purchasers), as of the date hereof, there have been no other amendments, modifications or supplements to the Lender Group Credit Agreement.

F.  Indebtedness.  As of the date hereof, except as set forth on Schedule J, there is no outstanding Indebtedness of any Peregrine Party.

G.  Dispositions.  During the period from July 1, 2002 through the Effective Date, no Peregrine Party has made any Disposition except as set forth on Schedule K.

XIII.                        [Intentionally Omitted.].

XIV.                        Certain Dispositions.

A. Disposition of Remedy.

1.  Except for any Disposition made in accordance with the provisions of Sections XTV.A.2, 3 or 4 below, with respect to any Disposition of all or any portion of the assets, or all or any portion of the issued and outstanding Stock, of Remedy that is to be consummated pursuant to an order of the Bankruptcy Court during the pendency of a proceeding under the Bankruptcy Code of any Peregrine Party, then, anything herein (other than Sections XTV.A.2, 3 or 4 below) or in any of the other Forbearance Documents to the contrary notwithstanding, each Purchaser shall retain, and expressly reserves, any right it may have, under the Bankruptcy Code or otherwise, to object to any such Disposition.

2.  With respect to any Disposition of all or substantially all of the assets of Remedy or of all of the issued and outstanding Stock of Remedy:

(1) If the Net Cash Proceeds to be received from any such Disposition equal or exceed $200,000,000, then, provided that, at the time such Disposition is consummated, the Peregrine Parties shall have remitted to Purchaser Agent, the full amount of proceeds from such Disposition that are required to be remitted to Purchaser Agent pursuant to Section V.E.1.(c)(i), (a) such Disposition may be made without the prior consent of the Purchasers, (b) if such Disposition is a Disposition of all of the issued and outstanding Stock of Remedy, the Purchasers agree that the Purchaser Agent Liens in such Stock shall be released upon the consummation of such Disposition, (c) if such Disposition is a Disposition of all or substantially all of the assets of Remedy, the Purchasers agree that the Purchaser Agent Liens in the assets so sold or disposed of shall be released upon the consummation of such Disposition, and (d) except as otherwise provided in Section V.N. above, the Purchaser Agent Liens shall remain attached to any Stock or assets of Remedy that are not sold or otherwise disposed of and in the proceeds of any such Disposition. In connection with any proposed Disposition referred to in the immediately preceding sentence, upon receipt of an offer from the proposed acquirer, and without limiting the Peregrine Parties’ obligations to provide information regarding such proposed Disposition prior to receipt of such offer, Peregrine shall notify each Purchaser in writing that Peregrine has received an offer, identify whether such offer constitutes a Qualified Offer, together with a copy of such offer, evidence reasonably satisfactory to each Purchaser that such offer constitutes a “Qualified Offer” (if such offer is a Qualified Offer), and such other information regarding such offer and the offeror as any Purchaser may reasonably request from time to time.

(2) If the Net Cash Proceeds to be received from such Disposition are less than $200,000,000 then such Disposition shall not be made without the prior written consent of Purchasers; provided, however, that if any such Disposition is to be made pursuant to a Qualified Offer each Purchaser hereby acknowledges, solely for the benefit of the Lender Group, that the withholding of such consent may be subject to such Purchaser’s obligation to acquire all of the right, title, and interest of the Lender Group in the “Senior Loan Obligations” (as defined in the Intercreditor Agreement) owing under the Lender Group Loan Documents, the “Commitments” (as such term is used in the Intercreditor Agreement), and the Lender Group Credit Documents. In connection with any proposed Disposition referred to in the immediately preceding sentence, upon receipt of an offer from the proposed acquirer, and without limiting the Peregrine Parties’ obligations to provide information regarding such proposed Disposition prior to receipt of such offer, Peregrine shall notify each Purchaser in writing that Peregrine has received such offer, identify whether such offer constitutes a Qualified Offer, together with a copy of such offer, evidence reasonably satisfactory to each Purchaser that such offer constitutes a “Qualified Offer” (if such offer is a Qualified Offer), a calculation of the then outstanding amount of the Lender Group Obligations and a detail of the amounts that will be required to be paid to the Lender Group (including any prepayment premiums and other fees) if the Lender Group Obligations were to be paid in full upon the consummation of such Disposition, and such other information regarding such offer and the offeror as any Purchaser may reasonably request from time to time. No Disposition may be made pursuant to this Section XIV.A.2.(2) unless, at the time such Disposition is consummated, the Peregrine Parties shall have remitted to Purchaser Agent, the full amount of proceeds from such Disposition that are required to be remitted to Purchaser Agent pursuant to Section V.E.l.(c)(i).

3.  With respect to any Disposition of less than all of the issued and outstanding Stock of Remedy:

(1) If, based solely upon the cash consideration to be received by Peregrine in such Disposition, the valuation of Remedy is at least $200,000,000, then, provided that, at the time such Disposition is consummated, the Peregrine Parties shall have remitted to Purchaser Agent, the full amount of proceeds from such Disposition that are required to be remitted to Purchaser Agent pursuant to Section V.E.1.(c)(i), (a) such Disposition may be made without the prior consent of the Purchasers, (b) the Purchasers agree that the Purchaser Agent Liens in the Stock of Remedy that is sold and, to the extent necessary to consummate such Disposition, in Remedy’s assets shall be released upon the consummation of such Disposition, provided, however, that Purchaser Agent Liens shall remain attached to the Stock of Remedy that is not sold or otherwise disposed of and in the proceeds of such Disposition. In connection with any proposed Disposition referred to in the immediately preceding sentence, upon receipt of an offer from the proposed acquirer, and without limiting the Peregrine Parties’ obligations to provide information regarding such proposed Disposition prior to receipt of such offer, Peregrine shall notify each Purchaser in writing that Peregrine has received an offer, identify whether such offer constitutes a Qualified Offer, together with a copy of such offer, evidence reasonably satisfactory to each Purchaser that such offer constitutes a “Qualified Offer” (if such offer is a Qualified Offer), and such other information regarding such offer and the offeror as any Purchaser may reasonably request from time to time.

(2) If, based solely upon the cash consideration to be received by Peregrine or Remedy in such Disposition, the valuation of Remedy is less than $200,000,000, then such Disposition shall not be made without the prior written consent of the Purchasers; provided, however, that if any such Disposition is to be made pursuant to a Qualified Offer each Purchaser hereby acknowledges, solely for the benefit of the Lender Group, that the withholding of such consent may be subject to such Purchaser’s obligation to acquire all of the right, title, and interest of the Lender Group in the “Senior Loan Obligations” (as defined in the Intercreditor Agreement) owing under the Lender Group Loan Documents, the “Commitments” (as such term is used in the Intercreditor Agreement), and the Lender Group Credit Documents. In connection with any proposed Disposition referred to in the immediately preceding sentence, upon receipt of an offer from the proposed acquirer, and without limiting the Peregrine Parties’ obligations to provide information regarding such proposed Disposition prior to receipt of such offer, Peregrine shall notify each Purchaser in writing that Peregrine has received an offer, identify whether such offer constitutes a Qualified Offer, together with a copy of such offer, evidence reasonably satisfactory to each Purchaser that such offer constitutes a “Qualified Offer” (if such offer is a Qualified Offer), a calculation of the then outstanding amount of the Lender Group Obligations and a detail of the amounts that will be required to be paid to the Lender Group (including any prepayment premiums and other fees) if the Lender Group Obligations were to be paid in full upon the consummation of such Disposition, and such other information regarding such offer and the offeror as any Purchaser may reasonably request from time to time. No Disposition may be made pursuant to this Section XIV.A.3.(2) unless, at the time such Disposition is consummated, the Peregrine Parties shall have remitted to Purchaser Agent, the full amount of proceeds from such Disposition that are required to be remitted to Purchaser Agent pursuant to Section V.E.1.(c)(i).

4.  With respect to any Disposition of less than substantially all of the assets of Remedy:

(1) If the Net Cash Proceeds to be received from any such Disposition equal or exceed $200,000,000, then, provided that, at the time such Disposition is consummated, the Peregrine Parties shall have remitted to Purchaser Agent, the full amount of proceeds from such Disposition that are required to be remitted to Purchaser Agent pursuant to Section V.E.1.(c)(i), (a) such Disposition may be made without the prior consent of the Purchasers, and (b) the Purchaser Agent Liens shall remain attached to any assets of Remedy that are not sold or otherwise disposed of and in the proceeds of any such Disposition. In connection with any proposed Disposition referred to in the immediately preceding sentence, upon receipt of an offer from the proposed acquirer, and without limiting the Peregrine Parties’ obligations to provide information regarding such proposed Disposition prior to receipt of such offer, Peregrine shall notify each Purchaser in writing that Peregrine has received an offer, identify whether such offer constitutes a Qualified Offer, together with a copy of such offer, evidence reasonably satisfactory to each Purchaser that such offer constitutes a “Qualified Offer” (if such offer is a Qualified Offer), and such other information regarding such offer and the offeror as any Purchaser may reasonably request from time to time.

(2) If the Net Cash Proceeds to be received from such Disposition are less than $200,000,000 then such Disposition shall not be made without the prior written consent of Purchasers; provided, however, that if any such Disposition is to be made pursuant to a Qualified Offer each Purchaser hereby acknowledges, solely for the benefit of the Lender Group, that the withholding of such consent may be subject to such Purchaser’s obligation to acquire all of the right, title, and interest of the Lender Group in the “Senior Loan Obligations” (as defined in the Intercreditor Agreement) owing under the Lender Group Loan Documents, the “Commitments” (as such term is used in the Intercreditor Agreement), and the Lender Group Credit Documents. In connection with any proposed Disposition referred to in the immediately preceding sentence, upon receipt of an offer from the proposed acquirer, and without limiting the Peregrine Parties’ obligations to provide information regarding such proposed Disposition prior to receipt of such offer, Peregrine shall notify each Purchaser in writing that Peregrine has received such offer, identify whether such offer constitutes a Qualified Offer, together with a copy of such offer, evidence reasonably satisfactory to each Purchaser that such offer constitutes a “Qualified Offer” (if such offer is a Qualified Offer), a calculation of the then outstanding amount of the Lender Group Obligations and a detail of the amounts that will be required to be paid to the Lender Group

(including any prepayment premiums and other fees) if the Lender Group Obligations were to be paid in full upon the consummation of such Disposition, and such other information regarding such offer and the offeror as any Purchaser may reasonably request from time to time. No Disposition may be made pursuant to this Section XIV.A.4.(2) unless, at the time such Disposition is consummated, the Peregrine Parties shall have remitted to Purchaser Agent, the full amount of proceeds from such Disposition that are required to be remitted to Purchaser Agent pursuant to Section V.E.1.(c)(i).

B.  Disposition of Other Peregrine Parties.  With respect to any Disposition of all or any portion of the Stock or assets of any Subsidiary of Peregrine other than Remedy, if the Lender Group, or any other lender having a security interest in the Stock or assets being sold senior to the Purchaser Agent Liens in such Stock or assets releases its security interest in such Stock or assets upon the consummation of such Disposition, such Disposition may be made without the prior consent of Purchasers and the Purchaser Agent Liens in such Stock or other assets shall be released upon consummation of such Disposition, provided, however, that, except as provided in the next sentence below, Purchaser Agent Liens shall remain attached to any Stock or assets of such Subsidiary that is not sold or otherwise disposed of and in the proceeds of such Disposition. The foregoing notwithstanding, in the event of a permitted sale of all or a substantial part of the stock of a Subsidiary of Peregrine other than Remedy, if the Lender Group is releasing any guarantees given by such Subsidiary and releasing its liens on the assets of Subsidiary, and if the release by the Purchasers of their guarantee given by such Subsidiary and their lien on the assets of such Subsidiary is necessary for such sale to proceed, then the Purchasers shall release their guarantee given by such Subsidiary and any liens they hold on the assets of such Subsidiary in connection with the consummation of such sale, and also shall release any liens they hold on the stock of such Subsidiary being sold, but shall be entitled to retain their security interest in any stock of such Subsidiary that is not sold.

C.  Other Alternative Structures.  Peregrine has indicated to the Purchasers that it may propose an alternative structure involving the partial disposition of interests related to Remedy. Specifically, Peregrine has indicated that it may propose a combined transaction with a single entity that involves (a) borrowing against the assets of Remedy in an amount not to exceed $175,000,000, and (b) sale of common stock in Peregrine. Such an alternative structure would involve the sale of at least 50% of such common stock in Peregrine. For purposes of any such alternative transaction, the value of Remedy will be deemed to be $250,000,000. In such event, the Net Cash Proceeds of Disposition shall be equal to the sum of (a) the amount borrowed by Remedy, plus (b) the percentage of shares outstanding in Peregrine that are sold to the purchaser (not less than 50%) multiplied by the difference between $250,000,000 (the deemed value of Remedy) and the amount borrowed by Remedy.  The actual proceeds paid by the purchaser for the stock in Peregrine plus the amount borrowed by Remedy shall be compared to the Net Cash Proceeds of Disposition. If such combined amount exceeds the Net Cash Proceeds of Disposition by more than $37,500,000, then such excess shall also be deemed Net Cash Proceeds of Disposition and 50% shall be paid as additional proceeds to the Purchasers and be applied as Net Available Proceeds. In no event shall any proceeds received for shares of Peregrine stock or of borrowings by Remedy be paid to holders of equity interests of Peregrine directly or indirectly on account of such equity interests. As a part of such an alternative transaction, the Purchasers shall release their guarantee given by Remedy and their lien on the assets of Remedy, but shall retain their security interest in all of the stock of Remedy. For the sake of clarity, the $37,500,000 amount deemed received on account of the Peregrine stock pursuant to this paragraph will not be charged against the $250,000,000 aggregate Disposition/Indebtedness basket provide for elsewhere in this Agreement. This paragraph does not in any way limit any Peregrine Party’s right to make a Disposition permitted by any other provision of this Agreement.

D.  Qualified Offers for Net Cash Proceeds in excess of $200,000,000.  In connection with any Qualified Offer that would yield Net Cash Proceeds in excess of $200,000,000, the foregoing notwithstanding, the Peregrine Parties do not have to provide a copy of such Qualified Offer if and to the extent they are prohibited from doing so by binding confidentiality agreements.

E.  Dispositions of Assets.  Subject to the provisions hereof relating to turnover of certain Net Cash Proceeds, the Peregrine Parties may make Dispositions for Net Cash Proceeds in the aggregate of up to that amount at any time equal to the difference between $250,000,000 minus the aggregate amount of Indedbtedness secured by senior liens contemplated by Section V.M., without prior consent of the Purchasers.

XV.                            Notices.

Unless otherwise provided in this Agreement, all notices or demands to any Peregrine Party, to any Purchaser, or to Purchaser Agent relating to this Agreement or any other Forbearance Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to any Peregrine Party in care of Peregrine, to each Purchaser, or to Purchaser Agent, as the case may be, at its address set forth below:

If to any Peregrine
Party:	PEREGRINE SYSTEMS, INC.
3611 Valley Centre Drive
San Diego, California 92130
Attn: Kathy Vizas, Esq.
Fax No. 858-481-1751

with copies to:	PACHULSKI, STANG, ZIEHL, YOUNG & JONES
10100 Santa Monica Boulevard, 11th Floor
Los Angeles, California 90067-4100
Attn: Richard Pachulski, Esq.
Fax No. 310-201-0760

If to Purchaser Agent:	FLEET BUSINESS CREDIT, LLC
One South Wacker Drive, Suite 3800
Chicago, IL 60606
Attn: Stuart Schwartz
Fax No. 312-782-6486

with copies to:	FLEET BUSINESS CREDIT, LLC
One South Wacker Drive, Suite 3800
Chicago, IL 60606
Attn: General Counsel
Fax No. 312-853-1433

and copies to:	KAYE SCHOLER LLP
1999 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067
Attn: Jeffrey S. Turner, Esq.
Fax No. 310-229-1950

If to Fleet:	FLEET BUSINESS CREDIT, LLC
One South Wacker Drive
Chicago, IL 60606
Attn: Stuart Schwartz
Fax No. 312-782-6486

with copies to:	FLEET BUSINESS CREDIT, LLC
One South Wacker Drive
Chicago, IL 60606
Attn: General Counsel
Fax No. 312-853-1433

and copies to:	KAYE SCHOLER LLP
1999 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067
Attn: Jeffrey S. Turner, Esq.
Fax No. 310-229-1950

If to SVB:	SILICON VALLEY BANK
38 Technology Drive, Suite 150
Irvine, CA 92618
Attn: Maria Johnson
Fax No. 949-789-1930

with copies to:	LEVY SMALL & LALLAS
815 Moraga Drive
Los Angeles, CA 90049
Attn: Leo Plotkin, Esq.
Fax No. 310-471-7990

If to Trade Bank:	WELLS FARGO HSBC TRADE BANK, N.A.
333 South Grand Avenue, Suite 940
Los Angeles, CA 90071
Attn: Charles Warner
Fax No. 213-253-5913

with copies to:	WELLS FARGO HSBC TRADE BANK, N.A.
333 South Grand Avenue, Suite 1040
Los Angeles, CA 90071
Attn: Christine Kenmore, Esq.
Fax No. 213-626-4812

and copies to:	PILLSBURY WINTHROP LLP
650 Town Center Drive, 7th Floor
Costa Mesa, CA 92626
Attn: Craig A. Barbarosh, Esq.
Fax No. 714-436-2800

Purchaser Agent, Purchasers and Peregrine Parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this section, other than notices by Purchaser Agent in connection with enforcement rights against the Collateral under the provisions of the Code and other than notices by any Peregrine Party regarding a change of any Peregrine Party’s name, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Peregrine Party acknowledges and agrees that notices sent by the Purchasers or Purchaser Agent in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above. Any notice by any Peregrine Party regarding a change of any Peregrine Party’s name shall be deemed received only upon the actual receipt thereof.

XVI.                        Authority.  Each Peregrine Party represents and warrants to the Purchasers that:  (A) it has authority to execute this Agreement; (B) the execution, delivery and performance of this Agreement does not require the consent or approval of any other Person; (C) this Agreement is a valid, binding and legal obligation of such Peregrine Party enforceable in accordance with its terms, and does not contravene or conflict with any other agreement, indenture or undertaking to which such Peregrine Party is a party; and (D) such Peregrine Party is the sole and lawful owner of all right, title, and interest in and to every claim and other matter which such Peregrine Party purports to settle or compromise herein.

XVII.                    Payment of Expenses.  In the event any action (whether or not in a court proceeding) shall be required to interpret, implement, modify, or enforce the terms and provisions of this Agreement, any of the Purchase Documents, any of the other Forbearance Documents, and/or to declare rights under same, the prevailing party in such action shall recover from the losing party all of its reasonable fees and costs, including, but not limited to, the reasonable attorneys’ fees and costs (if applicable) of each Purchaser’s outside counsel and the allocated costs of each Purchaser’s in-house counsel.

XVIII.                Governing Law.  This Agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the State of California, without regard to the conflict of laws principles thereof.

XIX.                       Successors. Assignment.  This Agreement shall be binding on and inure to the benefit of all of the parties hereto, and upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and each of them. The terms and provisions of this Agreement are for the exclusive benefit of the Peregrine Parties and the Purchasers, and may not be transferred, assigned, pledged, set over or negotiated by any Peregrine Party to any Person without the prior express written consent of the Purchasers.  Notwithstanding any other provisions contained herein, each Purchaser may sell, transfer, negotiate, assign or grant participations in all or a portion of its rights in any of the Purchase Documents, this Agreement and the other Forbearance Documents to any Person without prior notice to any Peregrine Party, provided, however, that any such assignee shall be bound by the terms and provisions of the Purchase Documents, this Agreement, the intercreditor Agreement, and the other Forbearance Documents.

XX.                           Complete Agreement of Parties.  This Agreement, together with the other Waiver Documents, the Purchase Documents and the confidentiality agreements executed by each of the Purchasers and Peregrine prior to the date hereof, constitutes the entire agreement between the Purchasers, on the one hand, and the Peregrine Parties, on the other hand, arising out of, related to or connected with the subject matter of this Agreement.  Any supplements, modifications, waivers or terminations of this Agreement shall not be binding unless executed in writing by the parties to be bound thereby.  No waiver of any provision of this Agreement shall constitute a waiver of any other provisions of this Agreement (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided.

XXI.                       Execution In Counterparts: Facsimile Execution.  This Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart. Any party hereto delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart, but the failure to so deliver a manually executed counterpart shall not effect the validity, enforceability or binding effect hereof.

XXII.                   Contradictory Terms/Severability.  Subject to the provisions of Section XXVII hereof, in the event that any term or provision of this Agreement contradicts any term or provision of any other document, instrument or agreement between the parties including, but not limited to, any of the Purchase Documents, the terms of this Agreement shall control.  If any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Agreement, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be adversely affected or impaired, and shall thereby remain in full force and effect.

XXIII.               Headings.  All headings contained herein are for convenience purposes only, and shall not be considered when interpreting this Agreement.

XXIV.               Further Assurances.  The parties hereto shall cooperate with each other in carrying out the terms and intent of this Agreement, and shall execute such other documents, instruments and agreements as are reasonably required to effectuate the terms and intent of this Agreement.

Without limiting the generality of the foregoing, each Peregrine Party shall cooperate with the Purchasers in the collection of the accounts and other rights to payment purchased by the Purchasers from any Peregrine Party, which cooperation shall include, but not be limited to contacting the account debtors or other Persons obligated on such accounts or other rights to payment and directing that payment be made directly to the applicable Purchaser, providing the Purchasers with information and copies of documents relating to such accounts and rights to payment, giving the Purchasers access to the Peregrine Parties’ personnel, books and records, and otherwise consulting with and assisting the Purchasers in the collection of such accounts and rights to payment.

XXV.                  Course of Dealing: Waivers.  No course of dealing on the part of the Purchasers, or their respective officers, nor any failure or delay in the exercise of any right(s) by the Purchasers, shall operate as a waiver thereof, and any single or partial exercise of any such right(s) shall not preclude any later exercise of any such right(s). The Purchasers’ failure at any time to require strict performance by the Peregrine Parties of any provision shall not affect any right(s) of the Purchasers thereafter to demand strict compliance and performance. Any suspension or waiver of a right(s) must be in writing signed by the Purchasers.

XXVI.              Consultation with Counsel.  Each party hereto acknowledges that it is freely and voluntarily entering into this Agreement. Moreover, each party hereto also acknowledges that it has been represented by counsel of its own choice at each stage in the negotiation of this Agreement, or has knowingly and voluntarily elected not to be represented by counsel at each stage in the negotiation of this Agreement. To the extent any party was represented by counsel, said party acknowledges that:  (A) it has relied on such counsel’s advice throughout all of the negotiations which preceded the execution of this Agreement, and in connection with the preparation and execution of this Agreement; (B) such counsel has read and approved this Agreement; and (C) such counsel has advised such party concerning the validity and effectiveness of this Agreement, and the transactions to be consummated in accordance therewith.

THE PARTIES HERETO, AND EACH OF THEM, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE PURCHASE DOCUMENTS, THIS AGREEMENT, THE OTHER WAIVER DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED THEREBY OR HEREBY.

Rights and Remedies Subject to the Intercreditor Agreement; Etc. Each of the Purchasers hereby acknowledges and agrees, solely for the benefit of the Lender Group, that all of their respective rights and remedies under this Agreement and the other Forbearance Documents are subject to the terms of the Intercreditor Agreement, and in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Intercreditor Agreement, as between the Purchasers and the Lender Group, the terms of the Intercreditor Agreement shall control.

Further, the fact that certain actions are authorized and allowed hereunder, or the fact that the Purchasers are entitled to certain rights and remedies hereunder that are not permitted to be exercised under the Intercreditor Agreement, is merely reflective of the fact that the term of this Agreement is longer than the term of the Lender Group Credit Agreement, and that actions prohibited under the terms of the Intercreditor Agreement may be taken by Purchasers after the termination of the Intercreditor Agreement. Any actions authorized or allowed hereunder shall not be used or relied upon in the interpretation or construction of the Intercreditor Agreement except to the extent expressly incorporated into or referred to in the Intercreditor Agreement. This Section XXVII is solely for the benefit of the Lender Group, and no Peregrine Party is intended to have, nor shall be deemed to have, any right to enforce the provisions of this Section XXVII. Subject to the foregoing, in the event of any conflict or inconsistency between the terms and provisions of this Agreement and those of any other Forbearance Document (including, without limitation, any conflicts or inconsistencies regarding the parties’ respective rights and obligations with respect to the release or termination of liens or security interests, the terms and conditions under which the Peregrine Parties may pledge, encumber or grant security interests in any of the collateral or dispose of collateral, and the disposition of the proceeds of any Disposition or financing transaction), the terms and provisions of the Forbearance Agreement shall govern and control; provided that, for the sake of clarity, the parties agree that the inclusion of additional rights, remedies, powers or privileges in other Forbearance Documents that are not inconsistent with the provisions of the Forbearance Agreement will not be deemed a conflict.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

The Purchasers:	FLEET BUSINESS CREDIT, LLC,
a Delaware limited liability company, as a
Purchaser and as Purchaser Agent

	By:	/s/ [ILLEGIBLE]
	Its:	First V.P.

SILICON VALLEY BANK
a California state bank

	By:	/s/ [ILLEGIBLE]
	Its:	Senior Vice President

WELLS FARGO HSBC TRADE BANK, N.A.,
a National Banking Association

	By:	/s/ [ILLEGIBLE]
	Its:	VP

The Peregrine Parties:	PEREGRINE SYSTEMS, INC,
a Delaware corporation

	By.	/s/ Gary Greenfield
	Its:	CEO

PEREGRINE REMEDY, INC,
a Delaware corporation

	By:	/s/ Gary Greenfield
	Its:	PRESIDENT

HARBINGERHOLDINGS, INC,
a California corporation

By:
Its:

PEREGRINE E-MARKETS, INC.,
a Delaware corporation

By:
Its:

TELCO RESEARCH CORPORATION,
a Tennessee corporation

	By:	/s/ Gary Greenfield
	Its:	CEO and PRESIDENT

PEREGRINE CONNECTIVITY, INC,
a Georgia corporation

By:
Its:

PEREGRINE DIAMOND, INC.,
a Delaware corporation

By:	/s/ Gary Greenfield
Its:	CEO and PRESIDENT

PEBEGRINE CALIFORNIA PADRES, INC.,
a Delaware corporation

By:	/s/ Gary Greenfield
Its:	CEO and PRESIDENT

PEREGRINE ONTARIO BLUE JAYS, INC.,
a Delaware corporation

By:	/s/ Gary Greenfield
Its:	CEO and PRESIDENT

BALLGAME ACQUISITION CORPORATION, a Delaware corporation

By:	/s/ Gary Greenfield
Its:	CEO and PRESIDENT

OCTOBER ACQUISITION
CORPORATION, a Delaware corporation

By:	/s/ Gary Greenfield
Its:	CEO and PRESIDENT

PEREGRINE BODHA, INC,
a California corporation

By:	/s/ Gary Greenfield
Its:	CEO and PRESIDENT

PEREGRINE FEDERAL SYSTEMS, INC,
an Illinois corporation

By:	/s/ Gary Greenfield
Its:	CEO and PRESIDENT

LORAN NETWORK SYSTEMS, LLC,
a Delaware limited liability company

By:	/s/ Gary Greenfield
Its:	DIRECTOR

PEREGRINE SYSTEMS OF CANADA, INC.,
a corporation organized under the laws of Canada

By:	/s/ Gary Greenfield
Its:	PRESIDENT

PEREGRINE NOVA SCOTIA COMPANY,
a Nova Scotia unlimited liability company.

By:	/s/ Gary Greenfield
Its:	PRESIDENT

PEREGRINE SYSTEMS LTD.,
a corporation organized under the laws of Ontario

By:	/s/ Gary Greenfield
Its:	PRESIDENT

PEREGRINE OTTAWA NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company

By:	/s/ Gary Greenfield
Its:	PRESIDENT

PEREGRINE NETWORKS CANADA INC.,
a corporation organized under the laws of Canada

By:	/s/ Gary Greenfield
Its:	PRESIDENT

LORAN INTERNATIONAL TECHNOLOGIES INC., a corporation organized under the laws of Canada

By:	/s/ Gary Greenfield
Its:	PRESIDENT

LORAN NETWORK SYSTEMS INC.,
a corporation organized under the laws of Canada

By:	/s/ Gary Greenfield
Its:	PRESIDENT

REMEDY CANADA LTD.,
a corporation organized under the laws of Ontario

By:	/s/ Gary Greenfield
Its:	PRESIDENT

EXTRICITY (CANADA) CORP.,
a Nova Scotia unlimited liability company

By:	/s/ Gary Greenfield
Its:	PRESIDENT